     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 1999


                                                      REGISTRATION NO. 333-80525

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                 AMENDMENT NO. 1
                                   TO FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 --------------

                                PERFUMANIA, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                 --------------

              FLORIDA                                5912                             65-0026340
  (State or Other Jurisdiction of        (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)          Classification Code Number)             Identification No.)


                                 --------------

                              11701 N.W. 101ST ROAD
                              MIAMI, FLORIDA 33178
                                 (305) 889-1600
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Office)

                                 --------------

                                   ILIA LEKACH
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                PERFUMANIA, INC.
                              11701 N.W. 101ST ROAD
                              MIAMI, FLORIDA 33178
                                 (305) 889-1600
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                               -------------------
                          COPIES OF COMMUNICATIONS TO:

                            Kenneth C. Hoffman, Esq.
                             Greenberg Traurig, P.a.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                              Phone: (305) 579-0500
                               Fax: (305) 579-0717

                                 --------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]_______

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                -----------------
                         CALCULATION OF REGISTRATION FEE


=================================================================================================================================
       TITLE OF EACH
    CLASS OF SECURITIES           AMOUNT TO          PROPOSED MAXIMUM              PROPOSED MAXIMUM               AMOUNT OF
      TO BE REGISTERED          BE REGISTERED    OFFERING PRICE PER UNIT      AGGREGATE OFFERING PRICE (2)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
  per share(1)                   3,339,795 Shares         $ 2.94                     $9,818,997.30                 2,729.68(3)
================================================================================================================================

(1) A portion of the common stock to be registered are issuable upon conversion of certain convertible notes issued by the registrant. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event. As the calculation of the conversion price for the convertible notes is based upon the market price for the underlying common stock, the registrant has agreed to register 200% of the number of shares of common stock that would have been received by the holders if all outstanding convertible notes registered hereunder were converted on the day before the date of this filing.


(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.
(3) $1,793 was previously paid.



                                 ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER OR SALE IS NOT PERMITTED.





                  SUBJECT TO COMPLETION, DATED AUGUST __, 1999


PROSPECTUS

                                PERFUMANIA, INC.

                                1,787,544 SHARES
                                  COMMON STOCK

                            -------------------------



         The selling shareholders are offering up to 1,787,544 shares of our common stock under this prospectus.

         Our common stock trades on the Nasdaq National Market under the symbol "PRFM." On August 23, 1999 the closing price of one share of common stock on the Nasdaq National Market was $3 7/32.


                             ----------------------

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                             ----------------------

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


                The date of this prospectus is ___________, 1999

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "PERFUMANIA," "WE," "OUR" AND "US" REFER TO PERFUMANIA, INC.

                            -------------------------

                                TABLE OF CONTENTS

                            -------------------------

                                                                                                               PAGE
                                                                                                               ----
Prospectus Summary................................................................................................1

Risk Factors......................................................................................................3

Forward Looking Statements........................................................................................5

Use of Proceeds...................................................................................................5

Price Range of Common Stock.......................................................................................6

Dividend Policy...................................................................................................6

Capitalization....................................................................................................7

Selected Consolidated Financial Data..............................................................................8

Management's Discussion and Analysis of Financial Condition and Results of Operations.............................9

Business.........................................................................................................18

Management.......................................................................................................25

Certain Relationships and Related Transactions...................................................................30

Principal Shareholders...........................................................................................32

Selling Shareholders.............................................................................................33

Plan of Distribution.............................................................................................35

Description of Capital Stock.....................................................................................36

Legal Matters....................................................................................................36

Experts..........................................................................................................36

Where You Can Find More Information..............................................................................36

Index to Financial Statements...................................................................................F-1




                            -------------------------

                               PROSPECTUS SUMMARY


         YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING PERFUMANIA AND THE COMMON STOCK BEING SOLD IN THIS OFFERING, AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

WHO WE ARE


         We are a leading specialty retailer and wholesale distributor of a wide range of brand name and designer fragrances. As of August 23, 1999, we operated a chain of 279 retail stores specializing in the sale of fragrances at discounted prices up to 60% below the manufacturer's suggested retail prices. Our wholesale division distributes approximately 1,100 stock keeping units of fragrances and related products to approximately 41 customers, including national and regional chains and other wholesale distributors throughout North America and overseas. We manage and own our wholesale business and our retail business is managed and owned by Magnifique Parfumes and Cosmetics, Inc., our wholly owned subsidiary. Although our wholesale and retail businesses are managed and owned by separate and distinct legal entities, for ease of reference in this Form S-1, the wholesale and retail businesses are referred to as segments.


RECENT DEVELOPMENTS

         In February 1999, through our wholly owned subsidiary, perfumania.com, inc., we began operation of an Internet commerce site, perfumania.com. We intend to capitalize on our name recognition and cross marketing opportunities with our stores to become a top discount retailer of fragrance and related products on the Internet. All orders placed with the Internet site are shipped from our existing distribution center in Miami, Florida.

         In April 1999, perfumania.com, inc. announced that it intends to make an initial public offering of its common stock. perfumania.com, inc. plans to raise approximately $25 - $32 million representing approximately 53% of the common stock to be outstanding following the offering. Perfumania.com, inc. is offering 3,500,000 shares of its common stock, which includes 1,000,000 shares held by us. A registration statement for the offering was filed on June 4, 1999, and the offering should be completed as soon as practicable after the registration statement becomes effective. The net proceeds of the offering will be used by perfumania.com for repayment of outstanding indebtedness to us and for working capital and other general corporate purposes as well as reduction of the outstanding balance in our bank line of credit.



         In July 1999, our board approved the transfer of 1,512,406 shares of our treasury stock to a company affiliated through common ownership in consideration for a partial reduction of our outstanding trade indebtedness of approximately $4.5 million. The transfer price was based on a per share price of $2.98. In connection with the transfer of the shares, we are negotiating a registration rights agreement which would obligate us to register their shares for resale to the public.

         We were incorporated in Florida in January, 1988. Our executive offices are located at 11701 N.W. 101st Road, Miami, Florida 33178, and our telephone number is (305) 889-1600.

                                  THE OFFERING


Common stock offered by the
   selling shareholders..............................        1,787,544 shares

Common stock to be outstanding
   after the offering................................        10,708,685 shares (1)

Use of proceeds......................................        We will not receive any proceeds from the sale of the
                                                             shares by the selling shareholders. See "Use of
                                                             Proceeds."

Nasdaq National Market symbol........................        "PRFM"



----------------
(1) Includes all shares outstanding on August 24, 1999. Excludes shares of common stock issuable upon the exercise of outstanding stock options and additional shares of common stock reserved for future issuance under our existing stock option plans. Assumes that the convertible notes issued in April 1999 and July 1999 were converted into common stock on August 24, 1999.

                         SUMMARY FINANCIAL INFORMATION
                     (In thousands, except per share data)



                                                                        YEAR ENDED                        THIRTEEN WEEKS ENDED
                                          -------------------------------------------------------------- ----------------------
                                          JANUARY 28,  FEBRUARY 3,   FEBRUARY 1, JANUARY 31, JANUARY 30,  MAY 2,       MAY 1,
                                             1995          1996        1997         1998        1999        1998        1999
                                          -----------   ---------   ---------    ---------   ----------- ---------    ---------
   STATEMENT OF OPERATIONS DATA:
   Net sales........................       $115,578      $129,157    $138,920     $163,594    $175,256      $38,468     $39,401
   Gross profit.....................         43,649        52,168      59,960       65,974      64,617       14,806      15,253
   Total operating expenses.........         40,634        48,214      52,606       73,162      78,017       16,420      17,796
   Income (loss) from operations
      before other income (expenses)          3,015         3,954       7,354       (7,188)    (13,400)      (1,614)     (2,543)
   Income (loss) before income
      taxes*........................            957         1,206       3,722      (11,122)    (17,637)      (2,772)     (4,092)
   Income (loss) before cumulative
      effect of change in
      accounting principle*.........          1,325         2,002       2,075      (10,801)    (18,974)      (2,772)     (4,092)
   Net income (loss)*...............          1,325         2,002       2,075      (11,433)    (18,974)      (2,772)     (4,092)
   Weighted average shares
      outstanding:
      Basic.........................      6,155,733     6,973,670   7,183,462    7,025,236   6,659,237    6,560,354   7,364,485
      Diluted.......................      6,210,542     7,067,291   7,633,588    7,025,236   6,659,237    6,560,354   7,364,485



                                                                                                                  MAY 1, 1999
                                                                                                                  -----------
BALANCE SHEET DATA:                                                                                               (UNAUDITED)

Working capital deficit....................................................................................        $ (5,731)
Total assets...............................................................................................         105,142
Long-term debt, less current portion(1)....................................................................           4,912
Total shareholders' equity.................................................................................          14,060


---------------

(1) Amount includes redeemable common equity of $471 but does not include long-term severance payables in the amount of $975.

* As disclosed in Note 11 to the consolidated financial statements, the net income and net income per common share for fiscal 1996 was restated to account for the value attributable to the beneficial conversion feature on certain debt issued in fiscal 1996.

                                  RISK FACTORS



         BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US.


         IF ANY OF THE FOLLOWING RISKS OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.


OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS, WHICH COULD LEAD TO FLUCTUATIONS IN OUR STOCK PRICE.



         We have historically experienced higher sales in the third and fourth fiscal quarters than in the first and second fiscal quarters. People increase their purchases of fragrances as gift items during the Christmas holiday season which results in significantly higher fourth fiscal quarter retail sales. If our quarterly operating results are below the expectations of stock market analysts, our stock price would likely decline. Our quarterly results may also vary as a result of the timing of new store openings, net sales contributed by new stores and fluctuations in comparable sales of existing stores. Sales levels of new and existing stores are affected by a variety of factors, including the retail sales environment, the level of competition, the effect of marketing and promotional programs, acceptance of new product introductions, adverse weather conditions and general economic conditions.



WE MAY EXPERIENCE SHORTAGES OF THE SUPPLIES WE NEED TO MAKE OUR PRODUCTS BECAUSE WE DO NOT HAVE LONG-TERM AGREEMENTS WITH SUPPLIERS.


         Our success depends to a large degree on our ability to provide an extensive assortment of brand name and designer fragrances. We have no long-term purchase contracts or other contractual assurance of continued supply, pricing or access to new products. While we believe that we have good relationships with our vendors, if we are unable to obtain merchandise from one or more key vendors on a timely basis, or if there is a material change in our ability to obtain necessary merchandise, our results of operations could be seriously harmed.


WE MAY NOT BE ABLE TO OBTAIN THE FUNDS NEEDED UNDER OUR LINE OF CREDIT TO OPERATE OUR BUSINESS.



         As discussed above, our sales and operating results fluctuate by season, like many specialty retailers. Our line of credit funds inventory purchases and supports new retail store openings. Any future limitation on our borrowing ability and access to financing could limit the opening of new stores and obtaining merchandise on satisfactory terms. We were in violation of some debt covenants contained in our bank line of credit agreement. These violations included our failure to maintain the minimum tangible net worth and net income levels established by the financial covenants, purchasing treasury stock and exceeding the limit on new store openings. On July 14, 1999, the bank gave us a waiver through September 30, 1999. Future outstanding borrowings will bear interest at the prime rate plus four percent. The bank agreed to less restrictive covenants if a number of specified events happen before September 30, 1999, including the requirement that perfumania.com, inc., our wholly-owned subsidiary, receives at least $10 million from a contemplated initial public offering of its shares, of which at least $2 million is to be repaid to us.


OUR PRESIDENT AND KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS, AND THESE KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.

         Jerome Falic, our President, is primarily responsible for our merchandise purchases. He has developed strong, reliable relationships with suppliers and customers of our wholesale division in the United States, Europe,

Asia and South America. The loss of his service or any of our other current executive officers could seriously harm us.


WE RECEIVED A QUALIFIED ACCOUNTANTS' REPORT WHICH INDICATES THERE ARE DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.


         The report of our independent accountants in connection with our audited consolidated financial statements as of January 31, 1998 and January 30, 1999 and for each of the three years in the period ended January 30, 1999, contains an explanatory paragraph indicating factors which create substantial doubt about our ability to continue as a going concern. These factors include our recurring net losses in fiscal 1998 and 1997 and our default on our bank line of credit agreement as a result of our violation of some debt covenants, that, as of April 29, 1999, had not been waived by the bank.


WE NEED TO SUCCESSFULLY MANAGE OUR GROWTH IN ORDER FOR THE ADDITION OF OUR NEW STORES TO BE PROFITABLE.

         Even though we have grown significantly in the past several years, we may not be able to sustain the growth in the number of retail stores and revenues that we have achieved historically. Our growth is dependent, in large part, upon opening and operating new retail stores on a profitable basis, which in turn is subject to, among other things, securing suitable store sites on satisfactory terms, hiring, training and retaining qualified management and other personnel, having adequate capital resources and successfully integrating new stores into existing operations. It is possible that our new stores will not achieve sales and profitability comparable to existing stores, and it is possible that the opening of new locations will adversely effect sales at existing locations.


WE COULD BE SUBJECT TO LITIGATION BECAUSE OF THE MERCHANDISING ASPECT OF OUR BUSINESS.


         Some of the merchandise we purchase from suppliers is manufactured by entities who are not the owners of the trademarks or copyrights for the merchandise. This practice is common in the fragrance and cosmetics business. The owner of a particular trademark or copyright may challenge us to demonstrate that the specific merchandise was produced and sold with the proper authority and if we were unable to demonstrate this, we could, among other things, be restricted from reselling the particular merchandise. This type of restriction could seriously harm our business and results of operations.

OUR ELECTRONIC DATA-SENSITIVE EQUIPMENT MAY NOT BE READY FOR YEAR 2000 PROBLEMS.


         The Year 2000 issue is the result of computer and other business systems being written using two digits rather than four to represent the year. Many of our time sensitive applications and business systems and the applications and business systems of our business partners may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in system failure or disruption of operations. Although the Year 2000 problem will impact us and our business partners, we have made a preliminary assessment of our Year 2000 exposure and, primarily because our major management information systems are in the process of being upgraded, we believe we will be able to achieve Year 2000 readiness for our internal systems by the fourth quarter of 1999. We are also developing a plan of communication with our significant business partners to obtain appropriate assurances that the Year 2000 issues are resolved in a timely manner. We believe that we will satisfactorily resolve all significant Year 2000 problems and that the related costs will not be material. However, our estimates of Year 2000 related costs are based on numerous assumptions, including the continued availability of some resources, the ability to acquire accurate information regarding third party suppliers and the ability to correct all relevant applications and third party modification plans. We may not achieve our estimated costs and actual costs could differ materially from those anticipated. Moreover, the failure of a major vendor's systems to operate properly with respect to the Year 2000 problem on a timely basis or a Year 2000 conversion that is incompatible with our systems could seriously harm our business, financial condition and results of operations. In addition, a significant portion of our stores' purchases are made with credit cards, and our operations may be seriously harmed if our customers are unable to use their credit cards due to Year 2000 problems that are not remedied by their credit card vendors.

         We are preparing contingency plans which will include the identification of our most reasonably likely worst case scenarios. Currently, the most reasonably likely sources of risk to us include (a) the disruption of our internal inventory management system, (b) the inability of principal suppliers or logistics providers to be Year 2000-ready, which could result in delays in product deliveries from the suppliers or logistics providers, and (c) failure of systems and necessary infrastructure including electricity supply. We are preparing plans to flow inventory around an assumed period of disruption to our stores, which could include accelerating distribution of high volume merchandise and critical products to reduce the impact of significant failure.




A COMPLAINT HAS BEEN FILED AGAINST US IN CONNECTION WITH THE BANKRUPTCY OF A FORMER CUSTOMER WHICH COULD RESULT IN SUBSTANTIAL DAMAGES.



         We have been characterized as an insider as defined by the United States Bankruptcy Code, in the liquidating plan of reorganization filed on April 6, 1998 by L. Luria & Son, Inc. in the United States Bankruptcy Court, Southern District of Florida because our Chairman of the Board and Chief Executive Officer was the principal of the entity that controlled Luria's. In October 1998, the committee of unsecured creditors in Luria's bankruptcy proceedings filed a complaint with the United States Bankruptcy Court, Southern District of Florida. The complaint alleges that Luria's made preference payments, as defined by the Bankruptcy Court, to us. The complaint seeks recovery of the preference payments, and disallows any and all of our claims against Luria's until we have made full payment of the preference payments. In July 1999, we agreed with the committee of unsecured creditors to settle all claims held by Luria's against us for the sum of $1.2 million, payable over the next nine months according to a repayment schedule. This settlement is subject to the approval of the Bankruptcy Court. The full amount of the settlement was accrued for in our financial statements for the years ending January 31, 1998 and January 30, 1999.


WE ARE INVOLVED IN A LAWSUIT THAT ALLEGES THAT WE HAVE INFRINGED ON PATENT
RIGHTS.


         In December 1993, the patent holder and exclusive licensee in the U.S. of Boucheron filed a complaint against us in the United States District Court for the Southern District of New York alleging that we infringed upon their exclusive right to sell the Boucheron bottle and is seeking $1.5 million in damages. Their theory is that they have a valid patent for the bottles and that our sales of such bottles infringes upon their patent rights. We believe that a patentee cannot control by resort to an infringement suit the resale of a patented article which it has sold. We filed a motion to dismiss during February 1994. On March 20, 1995, the court denied our motion to dismiss, and on April 14, 1995, we filed an answer to the complaint. Discovery is in progress.

                           FORWARD LOOKING STATEMENTS

         Some of the statements in this prospectus, including those that contain the words "anticipate," "believe," "plan," "estimate," "expect," "should," "intend" and other similar expressions, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Perfumania or its industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Those factors include, among other things, those risks identified in "Risk Factors." You should carefully consider the risks described in this prospectus.


                                 USE OF PROCEEDS


         We will not receive any of the proceeds from the sale of the common stock by the selling shareholders hereunder. We estimate that our expenses in connection with this offering will be approximately $150,000.

                           PRICE RANGE OF COMMON STOCK

         Our common stock has been traded on the Nasdaq National Market under the symbol "PRFM" since December 19, 1991. The following table sets forth for the periods indicated the range of high and low closing sales prices per share of our common stock as reported by the Nasdaq National Market:

                                                                                  HIGH              LOW
                                                                                  ----              ---
         FISCAL 1997

         First Quarter................................................          $ 3 11/16          $ 2 19/64
         Second Quarter ..............................................          $ 4 5/16           $ 2 7/8
         Third Quarter................................................          $ 3 7/8            $ 2 5/8
         Fourth Quarter...............................................          $ 3 3/4            $ 2 1/4

         FISCAL 1998

         First Quarter................................................          $ 3 1/4            $ 2 1/4
         Second Quarter...............................................          $ 2 13/16          $ 1 9/16
         Third Quarter................................................          $ 1 11/16          $   13/32
         Fourth Quarter...............................................          $12                $   17/32

         FISCAL 1999

         First Quarter................................................          $ 8 11/16          $ 2 3/4
         Second Quarter...............................................          $ 4 7/32           $ 3



         As of August 23, 1999, there were 81 holders of record of the 9,156,434 issued shares of common stock, of which 1,512,406 shares were held in treasury. The closing sales price for the common stock on August 23, 1999 was $3 7/32.

                                 DIVIDEND POLICY

         We have not declared or paid any dividends on our common stock, and we do not currently intend to declare or pay cash dividends in the foreseeable future. Our board of directors, in their discretion, determines the payment of dividends, if any, after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs and plans for expansion. We are prohibited from paying cash dividends under our line of credit with LaSalle National Bank.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of May 1, 1999, and as adjusted for the issuance and assumed conversion into common stock on August 24, 1999, of the convertible notes and the issuance of the shares associated with the January 1999 proceeds from the sale of common stock.

         This table should be read together with our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

                                                                      AS OF MAY 1, 1999
                                                               ------------------------------
                                                                  ACTUAL          AS ADJUSTED
                                                               ------------      ------------
Long-term obligations, net of current maturities(1) ......     $  4,911,735      $  2,911,735

Shareholders' equity:

   Preferred stock, $0.01 par value; 1,000,000 shares
     authorized, none issued and outstanding .............               --                --
   Common stock, $0.01 par value; 25,000,000 shares
     authorized, 8,896,891 shares issued, actual; and
     10,708,685 shares issued, as adjusted ...............           88,969           107,087
   Capital in excess of par value ........................       54,963,570        59,595,075
   Treasury stock, at cost, 1,512,406 shares .............       (5,413,002)       (5,413,002)
   Accumulated deficit ...................................      (35,026,963)      (35,664,461)
                                                               ------------      ------------
       Total shareholders' equity ........................       14,612,574        18,624,699
                                                               ------------      ------------
            Total capitalization .........................     $ 19,524,309      $ 21,536,434
                                                               ============      ============


(1) Item includes long-term portion of notes payable, convertible notes payable, capital leases and redeemable common equity.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         This section presents our selected financial data. You should read this selected data with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section later in this prospectus as well as our financial statements and related notes contained later in this prospectus.

         Our fiscal year end is the Saturday closest to January 31. All references in this prospectus to fiscal years are to the calendar year in which the fiscal year begins; for example, fiscal year 1998 refers to the fiscal year that began on February 1, 1998 and ended on January 30, 1999. The following selected consolidated financial statements as of and for the fiscal years ended as indicated have been derived from our audited consolidated financial statements, and for the thirteen weeks ended as indicated have been derived from our unaudited consolidated financial statements.

                                                                                                              THIRTEEN WEEKS
                                                              FISCAL YEAR ENDED                                    ENDED
                                   --------------------------------------------------------------------  -----------------------
                                    JANUARY 28,   FEBRUARY 3,   FEBRUARY 1,   JANUARY 31,   JANUARY 30,      MAY 2,       MAY 1,
                                       1995          1996          1997          1998          1999          1998          1999
                                   ---------     ---------     ---------     ---------     -----------   ---------     ---------
                                                 (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales, wholesale division ...   $  38,484     $  36,200     $  30,317     $  34,032     $  40,466     $  13,468     $  11,267
Net sales, retail division ......      77,094        92,957       108,603       129,562       134,790        25,000        28,134
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
   Total net sales ..............     115,578       129,157       138,920       163,594       175,256        38,468        39,401
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
Gross profit, wholesale division        7,573         8,784         7,614         7,942         7,545         3,188         2,194
Gross profit, retail division ...      36,076        43,384        52,346        58,032        57,072        11,618        13,059
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
   Total gross profit ...........      43,649        52,168        59,960        65,974        64,617        14,806        15,253
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
Selling, general and
   administrative expenses ......      37,081        43,372        48,165        64,219        72,502        15,308        16,616
Provision for doubtful accounts..          27           310           500         1,730            --            30            15
Provision for impairment of
   assets and store closings ....         623         1,232           169         2,515         1,035            --            --
Depreciation and amortization ...       2,903         3,300         3,772         4,698         4,480         1,082         1,165
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
   Total operating expenses .....      40,634        48,214        52,606        73,162        78,017        16,420        17,796
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
Income (loss) from operations
   before other income (expense).       3,015         3,954         7,354        (7,188)      (13,400)       (1,614)       (2,543)
Other income (expense)
   Interest expense, net* .......      (2,415)       (3,144)       (4,110)       (4,696)       (4,882)       (1,279)       (1,582)
   Other, net ...................         357           396           478           762           645           121            33
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
Income (loss) before income
   taxes*........................         957         1,206         3,722       (11,122)      (17,637)       (2,772)       (4,092)
(Provision) benefit for income
   taxes.........................         368           796        (1,647)          321        (1,337)           --            --
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
Income (loss) before cumulative
   effect of change in
   accounting principle* ........       1,325         2,002         2,075       (10,801)      (18,974)       (2,772)       (4,092)
Cumulative effect of change in
   accounting principle, net of
   income tax benefit of $380,958          --            --            --          (632)           --            --            --
                                    ---------     ---------     ---------     ---------     ---------     ---------     ---------
Net income (loss)* ..............   $   1,325     $   2,002     $   2,075     $ (11,433)    $ (18,974)    $  (2,772)    $  (4,092)
                                    =========     =========     =========     =========     =========     =========     =========
Weighted average shares outstanding:
   Basic ........................   6,155,733     6,973,670     7,183,462     7,025,236     6,659,237     6,560,354     7,364,485
   Diluted ......................   6,210,542     7,067,291     7,633,588     7,025,236     6,659,237     6,560,354     7,364,485
Basic income (loss) per share
   net of cumulative effect of
   change in accounting
   principle*....................   $    0.22     $    0.29     $    0.29     $   (1.63)    $   (2.85)    $   (0.42)    $   (0.56)
Diluted income (loss) per share
   net of cumulative effect of
   change in accounting
   principle*....................   $    0.21     $    0.28     $    0.27     $   (1.63)    $   (2.85)    $   (0.42)    $   (0.56)

SELECTED OPERATING DATA:
Number of stores open at end
   of period.....................         175           194           262           285           289           284           288
Comparable store sales increases.         5.9%          4.1%          3.6%          0.0%          0.0%          3.0%          0.0%

BALANCE SHEET DATA (AT PERIOD END):
Working capital (deficit) .......   $  26,452     $  29,688     $  32,614     $  18,473     $  (3,835)    $  12,623     $  (5,731)
Total assets ....................      78,916        93,026       129,365       113,908        95,129       112,719       105,142
Long-term debt, less current
   portion(1) ...................       1,367         1,815         5,708         5,643         3,404         5,220         4,912
Total stockholders' equity ......      42,946        44,761        48,782        35,169        17,636        31,716        14,060

-----------------

* As disclosed in Note 11 to the consolidated financial statements, the net income and the net income per share for fiscal year 1996 was restated to account for the value attributable to the beneficial conversion feature on certain debt issued in fiscal year 1996.

(1) Amount includes redeemable common equity of $471 as of both January 30, 1999 and May 1, 1999 but does not include long-term severance payables of $1,038 and $975 as of January 30, 1999 and May 1, 1999, respectively.

         The fiscal 1998 financial statements have been prepared assuming we will continue as a going concern. We have violated certain debt covenants contained in our bank line of credit agreement; however, we obtained a waiver from the bank on July 14, 1999.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED LATER IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO BUSINESS RISKS AND UNCERTAINTIES, AND OUR ACTUAL RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. FOR A MORE DETAILED DISCUSSION OF THESE BUSINESS RISKS AND UNCERTAINTIES, PLEASE SEE "RISK FACTORS."

         During the last three fiscal years, our retail division has accounted for the majority of our net sales and gross profit. Our overall profitability depends principally on our ability to purchase a wide selection of merchandise at favorable prices. Other factors affecting our profitability include general economic conditions, the availability to us of volume discounts and, in the retail division, the number of stores in operation, the timing of store openings and closings and the effect of special promotions offered by us.

         The following table sets forth items from our consolidated statements of operations expressed as a percentage of net sales for the periods indicated.


                                                                      PERCENTAGE OF NET SALES
                                                   ------------------------------------------------------
                                                             FISCAL YEAR ENDED          THIRTEEN WEEKS ENDED
                                                   -----------------------------------  --------------------
                                                   JANUARY 1,  JANUARY 31, JANUARY 30,   MAY 2,      MAY 1,
                                                      1997        1998        1999       1998        1999
                                                   ----------  ----------- ----------   ------       -----
Net sales, wholesale division ..................      21.8%       20.8%       23.1%       35.0%       28.6%
Net sales, retail division .....................      78.2        79.2        76.9        65.0        71.4
                                                     -----       -----       -----       -----       -----
         Total net sales .......................     100.0       100.0       100.0       100.0       100.0
Gross profit, wholesale division ...............      25.1        23.3        18.6        23.7        19.5
Gross profit, retail division ..................      48.2        44.8        42.3        46.5        46.4
                                                     -----       -----       -----       -----       -----
         Total gross profit ....................      43.2        40.3        36.9        38.5        38.7
Selling, general and administrative expenses ...      34.6        39.2        41.4        39.8        42.2
Provision for doubtful accounts ................       0.4         1.1          --         0.1          --
Provision for impairment of assets and store
  closings......................................       0.2         1.5         0.6          --          --
Depreciation and amortization ..................       2.7         2.9         2.6         2.8         3.0
                                                     -----       -----       -----       -----       -----
         Total operating expenses ..............      37.9        44.7        44.6        42.7        45.2
                                                     -----       -----       -----       -----       -----
     Income (loss) from operations before
       other income (expenses) .................       5.3        (4.4)       (7.7)       (4.2)       (6.5)
                                                     -----       -----       -----       -----       -----
Other income (expense):
     Interest, net .............................      (2.9)       (2.9)       (2.8)       (3.3)       (4.0)
     Other, net ................................       0.3         0.5         0.4         0.3         0.1
                                                     -----       -----       -----       -----       -----
Income (loss) before income taxes* .............       2.7        (6.8)      (10.1)       (7.2)      (10.4)
                                                     -----       -----       -----       -----       -----
(Provision) benefit for income taxes ...........      (1.2)        0.2        (0.8)         --          --
                                                     -----       -----       -----       -----       -----
Income (loss) before cumulative effect of change
     in accounting principle ...................       1.5        (6.6)      (10.9)       (7.2)      (10.4)
                                                     -----       -----       -----       -----       -----
Cumulative effect of change in accounting
     principle, net of income tax benefit ......        --        (0.4)         --          --          --
                                                     -----       -----       -----       -----       -----
Net income (loss)* .............................       1.5%       (7.0%)     (10.9%)      (7.2%)     (10.4%)
                                                     =====       =====       =====       =====       =====




* As disclosed in Note 11 to the consolidated financial statements, the net income and net income per share for 1996 was restated to account for the value of the beneficial conversion feature of certain debt issued in fiscal year 1996.

RESULTS OF OPERATIONS

         WE RESTATED FISCAL YEAR 1996 NET INCOME PER COMMON SHARE TO REFLECT RECENT SEC ANNOUNCEMENTS REGARDING THE TREATMENT OF CONVERTIBLE DEBT TRANSACTIONS. In a 1997 announcement, the staff of the Securities and Exchange Commission indicated that when debt is convertible at a discount from the then current common stock market price, the discounted amount reflects at that time an incremental yield, i.e., a "beneficial conversion feature," which should be recognized as a return to the debt holders. In March 1996, we issued $3,000,000 of 5% convertible debentures in a Regulation S offering to non-U.S. persons. The debentures were convertible into shares of our common stock at any time after May 21, 1996. Based on the market price of our common stock, the debentures had a beneficial conversion feature of $529,412 at that point in time. Because of the SEC announcement, we restated our 1996 net income and net income per common share information to reflect the new accounting treatment. The net effect of the restatement represents a non-cash interest charge in the determination of net income.


COMPARISON OF THE THIRTEEN WEEKS ENDED MAY 1, 1999 WITH THE THIRTEEN WEEKS ENDED MAY 2, 1998.


         NET SALES


         Net sales increased 2.4% from $38.5 million in the first thirteen weeks of 1998 to $39.4 million in the first thirteen weeks of 1999. The increase in net sales was the result of a 12.5% increase in retail sales (from $25.0 million to $28.1 million) offset by a 16.3% decrease in wholesale sales (from $13.5 million to $11.3 million). The decrease in wholesale sales was primarily due to unusually large sales to a wholesale customer during the first thirteen weeks of 1998. The increase in retail sales was due to the increase in the number of stores operated during the first thirteen weeks of 1999 compared to the first thirteen weeks of 1998, as well as an increase in comparable store sales of 3%. We operated 288 and 284 stores at May 1, 1999 and May 2, 1998, respectively. Although we plan to open only 8 retail stores in fiscal year 1999 and to close approximately 10 unprofitable stores, retail sales are expected to increase in fiscal 1999 compared to fiscal year 1998. This is due to an expected increase in comparable store sales due to improved merchandising variety and clarity and reduced promotional sales of lower price points resulting in a higher average sale per transaction.


         GROSS PROFIT

         Gross profit increased 3.0% from $14.8 million in the first thirteen weeks of 1998 (38.5% of total net sales) to $15.3 million in the first thirteen weeks of 1999 (38.7% of total net sales) primarily due to an increase in gross profit for the retail division.

         Gross profit for the wholesale division decreased 31.2% from $3.2 million in the first thirteen weeks of 1998 to $2.2 million in the first thirteen weeks of 1999. As a percentage of net sales, gross profit for the wholesale division decreased from 23.7% in the first thirteen weeks of 1998 to 19.5% in the first thirteen weeks of 1999. The decrease in gross profit and gross profit as a percentage of net wholesale sales was attributable to decreased sales volume and liquidation of certain slow moving inventory items. Wholesale sales historically yield a lower gross margin when compared to retail sales.

         Gross profit for the retail division increased 12.4% to $13.1 million in the first thirteen weeks of 1999 from $11.6 million in the first thirteen weeks of 1998. This is a result of higher retail sales associated with the operation of more stores during the thirteen week period ended May 1, 1999 as compared to the thirteen week period ended May 2, 1998, as well as an increase in comparable store sales of 3%. As a percentage of net retail sales, gross profit for the retail division decreased slightly from 46.5% in the first thirteen weeks of 1998 to 46.4% in the first thirteen weeks of 1999. Gross margins are expected to increase slightly during the remainder of fiscal year 1999 due to improved merchandise buying costs, a reduction of non-designer fragrance merchandise and reduced freight costs.

         OPERATING EXPENSES


         Operating expenses, which include selling, general and administrative expenses, as well as depreciation, increased 8.4% from $16.4 million in the first thirteen weeks of 1998 to $17.8 million in the first thirteen weeks of 1999. As a percentage of net sales, operating expenses increased from 42.7% in the first thirteen weeks of fiscal year 1998 to 45.2% in the first thirteen weeks of fiscal year 1999. The increase was primarily attributable to costs associated with the operation of an average of 5 additional stores during the 1999 period as well as expenses of $0.7 million attributable to perfumania.com, our wholly-owned internet commerce site which began operations in February 1999. We expect operating expenses to decrease in fiscal year 1999 compared to fiscal year

1998 as we expect to have a net decrease in the number of stores in operation, due to fewer openings of new stores and the closing of unprofitable locations. In addition, we will not incur any severance expense in fiscal year 1999 and we do not expect to incur any significant expense for disposition for fixed assets due to store closings, as these expenses were recorded in fiscal year 1998 in anticipation of 1999 store closings.

         Other expenses, which include interest expense, increased by 33.9% from $1.2 million for the thirteen weeks ended May 2, 1998 to $1.5 million for the thirteen weeks ended May 1, 1999. The increase is principally due to the beneficial conversion cost of approximately $385,000 associated with the issuance of the convertible notes.

         As a result of the foregoing, we had a net loss of $4,091,866 in the first thirteen weeks of 1999 compared to a net loss of $2,771,612 in the first thirteen weeks of 1998. Net loss per share for the thirteen week periods ended May 1, 1999 and May 2, 1998, was $0.56 and $0.42 per share, respectively.


COMPARISON OF FISCAL YEARS 1998 AND 1997

         NET SALES

         Net sales increased 7.1% from $163.6 million in fiscal year 1997 to $175.3 million in fiscal year 1998. The increase in net sales during fiscal year 1998 was due to a 4.0% increase in retail sales (from $129.6 million to $134.8 million), and a 18.9% increase in wholesale sales (from $34.0 million to $40.5 million). The increase in retail sales was principally due to an increase in the number of stores operated during fiscal year 1998 compared to fiscal year 1997, as comparable store sales were flat compared to the prior year. We believe that various sales promotions held during the year to stimulate sales and reduce inventory levels resulted in lower average sales per customer, which contributed to the flat comparable store sales. We operated 289 and 285 stores at the end of fiscal years 1998 and 1997, respectively. The increase in wholesale sales was due to our efforts to reduce inventory levels of certain non-designer fragrances.

         GROSS PROFIT

         Gross profit decreased 2.1% from $66.0 million in fiscal year 1997 (40.3% of total net sales) to $64.6 million in fiscal year 1998 (36.9% of total net sales) as a result of higher inventory loss provisions (see below), higher sales and gross profit in the retail division offset by lower gross profit in the wholesale division.


         Gross profit for the wholesale division decreased from $7.9 million in fiscal year 1997 to $7.5 million in fiscal year 1998 due mainly to a $330,000 increase in inventory provisions. The wholesale division's gross margin in fiscal 1998 was 18.6% compared to 23.3% in fiscal year 1997. The decrease in gross margin was due to the increase in sales of non-designer fragrances in the wholesale division and the increase in the overall ratio of wholesale sales to retail sales in fiscal year 1998. Wholesale sales historically yield a lower gross margin when compared to retail sales.

         Gross profit for the retail division decreased 1.7% from $58.0 million in fiscal year 1997 to $57.1 million in fiscal year 1998, principally as a result of a $1.6 million increase in the inventory provision, offset by higher retail sales volume. As a percentage of net retail sales, gross profit for the retail division decreased from 44.8% in fiscal year 1997 to 42.3% in fiscal year 1998. The decrease was due to store promotions discussed above as well as increases in inventory provisions, freight expense and inventory shrinkage. Inventory provisions were increased to bring the carrying cost of certain non-designer fragrance merchandise to their estimated carrying values. We will reduce inventory levels of this non-designer fragrance merchandise in fiscal year 1999. Freight expenses increased primarily due to the necessity of shipping merchandise from our distribution center to its retail stores using express freight service during the 1998 holiday season. This resulted from a temporary failure in our inventory management system to properly replenish the merchandise at our retail stores. Inventory shrinkage increased due to the replenishment situation discussed above and increased movement of inventory due to the closing of 32 retail stores. We expect these expenses to decrease in fiscal year 1999 because non-designer fragrance merchandise will be reduced to a minimum, the management information system will be upgraded in fiscal year 1999 and we do not expect to close a significant number of retail stores. Furthermore, we have hired additional loss prevention and distribution center management personnel to ensure that shrinkage expense is reduced to an acceptable level.

         OPERATING EXPENSES


         Operating expenses increased $4.9 million in fiscal year 1998 compared to fiscal year 1997, due principally to (a) a $8.3 million increase in selling, general and administrative expenses, which includes a charge of $1.9 million related to severance agreements with two executive officers and (b) a $1.0 million provision for disposition of fixed assets relating to retail stores which were either closed during fiscal year 1998, or are scheduled to close during fiscal year 1999. We do not expect to incur a significant provision for the disposition of fixed assets in fiscal year 1999 as the fixed assets for all stores expected to be closed in fiscal year 1999 were expensed in fiscal year 1998. The increase in selling, general and administrative expense was primarily the result of increases in rent, payroll and other costs associated with the operation of an average of 10 additional stores during fiscal year 1998. Depreciation and amortization decreased $0.2 million in fiscal year 1998 compared to fiscal year 1997. As a percentage of net sales, operating expenses decreased from 44.7% in fiscal year 1997 to 44.6% in fiscal year 1998.


         INTEREST EXPENSE

         Interest expense (net) increased 4.6% from $4.7 million in fiscal year 1997 to $4.9 million in fiscal 1998. The increase was principally due to increased use of lease financing for new store furniture and fixtures. See "Liquidity and Capital Resources."

         INCOME TAXES

         The provision for income taxes in fiscal 1998 was $1.3 million, which includes an increase in the valuation allowance of $1.2 million to provide fully for the net deferred tax assets since management believes that it is more likely than not that these amounts will not be realized due to our recurring losses.

         As a result of the foregoing, we had a net loss of $18.9 million in fiscal 1998 compared to a net loss of $11.4 million in fiscal 1997.

COMPARISON OF FISCAL YEARS 1997 AND 1996

         NET SALES


         Net sales increased 17.8% from $138.9 million in fiscal year 1996 to $163.6 million in fiscal year 1997. The increase in net sales during fiscal year 1997 was due to a 16.8% increase in retail sales (from $108.6 million to $129.6 million), and a 16.3% increase in wholesale sales (from $30.3 million to $34.0 million). The increase in retail sales was principally due to an increase in the number of stores operated during fiscal year 1997 (285) compared to fiscal year 1996 (262), as comparable store sales were flat compared to the prior year. We believe that various promotions held during the year to stimulate sales and reduce and rebalance inventory levels resulted in lower average sales per customer, which contributed to the flat comparable store sales.

         GROSS PROFIT

         Gross profit increased 10.0% from $60.0 million in fiscal year 1996 (43.2% of total net sales) to $66.0 million in fiscal year 1997 (41.4% of total net sales) as a result of higher sales and gross profit in both the wholesale and retail divisions.

         Gross profit for the wholesale division increased from $7.6 million in fiscal year 1996 to $7.9 million in fiscal year 1997. The wholesale division's gross margin in fiscal 1997 was 23.3% compared to 25.1% in fiscal year 1996.

         Gross profit for the retail division increased 10.9% from $52.3 million in fiscal year 1996 to $58.0 million in fiscal year 1997, principally as a result of higher retail sales volume. As a percentage of net retail sales, gross profit for the retail division decreased from 48.4% in fiscal year 1996 to 44.8% in fiscal year 1997. The decrease was due to promotions discussed above as well as a $1.3 million increase in inventory provisions. Inventory provisions were increased to bring the carrying cost of certain non-designer fragrance merchandise to their estimated carrying values.

         OPERATING EXPENSES

         Operating expenses increased $20.6 million in fiscal year 1997 compared to fiscal year 1996, due principally to (a) a $16.1 million increase in selling, general and administrative expenses, which includes $1.7 million of losses suffered from operating Perfumania's Nature's Elements stores before their conversion and/or closure, (b) a $2.4 million increase in provision for impairment of assets and store closing and (c) a $1.2 million write off of accounts receivable from L. Luria & Son, Inc. The increase in selling, general and administrative expense was primarily the result of increases in rent, payroll and other costs associated with the operation of an average of 64 additional stores during fiscal year 1997. The average number of stores during fiscal 1997 includes 20 temporary holiday-only stores. We intend to continue to use temporary stores in an effort to reduce our inventories. The increase in provision for doubtful account occurred primarily because of increased write-offs of wholesale accounts receivable. See "Liquidity and Capital Resources." After performing a review of certain retail store locations with significant negative cash flows, we recognized a non-cash impairment charge of $2.2 million, representing a reduction of the carrying amounts of fixed assets at those store locations to their estimated recoverable amounts. We also recorded a loss of $0.3 million on disposition of fixed assets relating to retail stores which were closed during fiscal year 1997. Due to the heavy concentration of sales in the fourth quarter of each fiscal year, we do not believe it is meaningful to make impairment determinations on an interim basis during the year. Depreciation and amortization increased $0.9 million in fiscal year 1997 compared to fiscal year 1996, due to increased fixed assets associated with retail stores. As a percentage of net sales, operating expenses increased from 38.0% in fiscal year 1996 to 45.8% in fiscal year 1997 due to the above reasons.

         INTEREST EXPENSE

         Interest expense (net) increased 14.3% from $4.2 million in fiscal year 1996 to $4.7 million in fiscal 1997. The increase was principally due to the increase in our line of credit from $30 to $35 million during fiscal 1997, as well as increased use of lease financing for new store furniture and fixtures, offset by a one-time non-cash interest charge of $529,412 for a beneficial conversion feature of convertible debt in fiscal 1996 (see Note 11 to the consolidated financial statements). See "Liquidity and Capital Resources".

         INCOME TAXES

         The benefit for income taxes in fiscal 1997 was $0.3 million, which includes an increase in the valuation allowance of $3.4 million for deferred tax assets due to their uncertain realization.

         As a result of the foregoing, we had a loss before cumulative effect of a change in accounting principle of $10.8 million in fiscal 1997 compared to a net income of $2.1 million in fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES


         Our principal capital requirements are to fund inventory purchases and for new store openings. We financed these capital requirements primarily through borrowings under our working capital lines of credit, cash flows from operations, lease financing of store furniture and fixtures and short-term borrowings from related parties and other individuals.


         On May 15, 1998, we extended our $35 million revolving line of credit facility with LaSalle National Bank, from April 1999 to April 2001. Advances made under the line of credit are based on a formula of eligible inventories and receivables, bear interest at 2% above the bank's prime rate (9.75% at January 30, 1999, however, see discussion below regarding events of default and default rate interest), and are payable on demand. Advances are secured by a first lien on all of our assets and assignment of a life insurance policy on one of our officers.


         Our $35 million line of credit contains covenants requiring the maintenance of minimum tangible net worth and book value and the achievement of specified levels of quarterly results of operations. The line of credit also contains limitations on additional borrowings, capital expenditures, number of new store openings and purchases of treasury stock and prohibits distribution of dividends. As of January 30, 1999, we were in violation of some of the above covenants and, as a result of these violations, were in default under the line of credit agreement. As a result, we incurred the default rate of interest, prime plus 4% (11.75%) beginning December 1998 and the bank can demand payment of the amounts outstanding under the line of credit agreement. The violations consist primarily of our failure to maintain the minimum tangible net worth and net income levels established by the financial covenants, purchasing treasury stock and exceeding the limit on new store openings. On July 14, 1999, we obtained a waiver of default from the bank through September 30, 1999 as of and for the year ended January 30, 1999. Future outstanding borrowings will bear interest at the prime rate plus four percent. The bank agreed to less restrictive covenants provided that certain events commence prior to September 30, 1999. One such event includes that perfumania.com, inc., a wholly-owned subsidiary, is to receive at least $10 million from a contemplated initial public offering of its shares, of which at least $2 million is to be repaid to us. Management believes that the conditions included in the waiver will be met by September 30, 1999, however, there can be no assurance of this. Should we be unable to meet these conditions, we may be required to repay outstanding amounts (totaling approximately $33.1 million as of August 11, 1999) and obtain alternative sources of financing. We could also be required to take other actions to reduce our reliance on working capital financing and generate additional working capital, which could include delaying the opening of new stores, reducing inventory purchases and/or reducing our wholesale and retail selling prices to generate more cash. Any such actions, or our failure to obtain additional financing in an amount sufficient to support our current and planned levels of operation, could adversely affect our business and operating results.



         In July 1999, we entered into a Securities Purchase Agreement and issued an aggregate of $2 million worth of our Series B Convertible Notes, which are convertible into common stock. The Notes contain a beneficial conversion feature of approximately $637,500 which will be taken by us as a non-cash interest charge to income in the second quarter of fiscal year 1999. The agreement requires us to file a registration statement with the Securities and Exchange Commission within forty-five days after the date of issuance of the convertible notes. The conversion price is the lower of (A) $3.40625 per share, subject to adjustment and (B) the floating conversion price determined by multiplying (1) the average closing bid price of the common stock for the three trading days immediately preceding the date of determination, by
(2) 80%, subject to adjustment. The conversion price may be adjusted pursuant to antidilution provisions in the convertible note. If the conversion price decreases, we are obligated to issue additional shares of common stock.



         In April 1999, we entered into a Securities Purchase Agreement and issued an aggregate of $2 million worth of our Series A Convertible Notes, which are convertible into common stock. The agreement requires us to file a registration statement with the Securities and Exchange Commission within forty-five days after the date of issuance of the convertible notes. The conversion price is the lower of (A) $4.35 per share, subject to adjustment and
(B) the floating conversion price determined by multiplying (1) the average closing bid price of the common stock for the three trading days immediately preceding the date of determination, by (2) 80%, subject to adjustment. The conversion price may be adjusted pursuant to antidilution provisions in the convertible note. If the conversion price decreases, we are obligated to issue additional shares of common stock.

         In March 1999, we entered into Subscription Agreements for the sale of 235,293 shares of our common stock to a group of private investors at a price of $8.50 per share. The proceeds of $2 million were received in January 1999. The Subscription Agreements require that we file this registration statement with the Securities and Exchange Commission within six months from the date of the agreement to permit the registered resale of the shares by the investors in open market transactions. If, on the effective date of the registration statement, the market price is less than $8.50 per share, we are obligated to reimburse the investor group the lesser of (a) the product of the difference between $8.50 and the closing bid price of the common stock on the effective date of this registration statement multiplied by the number of shares issued under the Subscription Agreements or (b) the product of $2.00 multiplied by the number of shares issued under the Subscription Agreements. As of January 30, 1999, the potential redeemable amount of $470,588 was recorded as redeemable common equity and the remaining $1,529,412 was recorded as capital in excess of par value in the accompanying balance sheets.

         On March 21, 1996, we sold 180,000 shares of common stock for approximately $956,000 in a private placement.

         On March 25, 1996, we issued $3,000,000 of 5% Convertible Debentures in a Regulation S offering to non-U.S. persons. The debentures were convertible at any time after May 21, 1996 into shares of common stock, at a conversion price for each share of common stock equal to eighty-five percent of the market price of the common stock on the date of conversion, not to exceed $8.50 per share of common stock. The debentures were converted to approximately 918,000 shares of the common stock in the second quarter of fiscal 1996. See Note 11 of the consolidated financial statements.


         In fiscal year 1998, net cash provided by operating activities was approximately $13.0 million, which was primarily due to our reduction in inventories and receivables.



         Trade receivables primarily relate to our wholesale business. Trade receivables due from customers at January 30, 1999 were $4.1 million. Of this, approximately $1.3 million was more than 90 days past due. The allowance for doubtful accounts was approximately $0.7 million at January 30, 1999 and was considered adequate by management based on its write-off experience during the last three years and an analysis of the aging of its trade receivables at January 30, 1999.

         During fiscal year 1998, inventories decreased by approximately $15.5 million due to (a) our efforts to reduce inventory levels and (b) an inventory provision during the fourth quarter of $3.8 million related primarily to non-designer fragrances we intend to liquidate in fiscal year 1999.

         Net cash used in investing activities during fiscal year 1998 was approximately $9.5 million, principally due to capital expenditures related to opening new stores and renovation of existing stores. We intend to slow our growth and open only 7 stores in fiscal year 1999 versus 36 stores in fiscal year 1998. In addition, we do not plan any significant renovations of existing stores in fiscal year 1999, whereas 18 Nature's stores were completely remodeled in fiscal year 1998. Thus, store-related capital expenditures for fiscal year 1999 are projected to be significantly lower than fiscal year 1998. Although we intend to upgrade various components of our management information systems and will also make various hardware and software enhancements, total capital expenditures for fiscal year 1999 are projected to be $4.0 million of which approximately $1.8 million pertains to new store openings and $2.2 million pertains to hardware, software and other corporate improvements. Currently, our average capital expenditure for opening a store is approximately $175,000, including furniture and fixtures, equipment and other items, which average approximately $50,000 per store, build-out costs, which average approximately $120,000 per store, and pre-opening expenses, such as the hiring and training of new employees and travel, which average approximately $5,000 per store. In addition, initial inventory (not including inventory replenishment) in a new store ranges from approximately $100,000 during the first fiscal quarter to approximately $140,000 during the Christmas holiday season. Wholesale inventory levels vary significantly during the fiscal year depending upon availability, price and selection of merchandise available for purchase, and seasonality. We generally carry at least four months' supply of inventory for our retail and wholesale divisions.

         We also repurchased approximately 294,000 shares of our common stock for $0.9 million in fiscal year 1998.


SEASONALITY AND QUARTERLY RESULTS

         Our operations have historically been seasonal, with generally higher sales in the third and fourth fiscal quarters than in the first and second fiscal quarters. Significantly higher fourth fiscal quarter retail sales result from increased purchases of fragrances as gift items during the Christmas holiday season. Our quarterly results may also vary due to the timing of new store openings, net sales contributed by new stores and fluctuations in comparable sales of existing stores. Wholesale sales vary by fiscal quarter as a result of the selection of merchandise available for sale and the need for us to stock our retail stores for the Christmas holiday season. Therefore, the results of any interim period are not necessarily indicative of the results that may be expected during a full fiscal year. See Note 15 of the Notes to Consolidated Financial Statements for additional information regarding quarterly financial data.

YEAR 2000 COMPLIANCE

         The following critical application systems areas are the focus of our Y2K compliance efforts: (a) merchandising, (b) inventory management and distribution, (c) point-of-sales systems, (d) human resources and (e) finance and accounting. The merchandising and finance and accounting systems are currently being upgraded utilizing vendor software certified as Y2K compliant. The inventory management and distribution systems as well as the point-of-sales and human resources systems will be upgraded in the third quarter of 1999. Our hardware and communications network is currently being inventoried, assessed, and where instances of non-compliance are noted, upgraded and tested.

         We have not incurred material costs to date in the process, and do not believe that the cost of additional actions will have a material effect on our operating results or financial condition. However, we have established a budget totaling approximately $1.5 million for the acquisition of computer hardware and software that will assist in the Year 2000 assessment and remediation activities to be completed no later than the third quarter of 1999. Our current systems may contain undetected errors or defects with Year 2000 date functions that may result in material costs. In addition, we use third-party equipment and software, including non-information technology systems, such as facilities and distribution equipment, that may not be Year 2000 compliant. Failure of third-party equipment, software or content to operate properly with regard to the Year 2000 issue could require us to incur unanticipated expenses to remedy problems, which could have a material adverse effect on our business, operating results and financial condition.

         We are currently assessing whether third parties in our supply and distribution chain are adequately addressing their Year 2000 compliance issues. We have initiated formal communications with our significant suppliers and service providers to determine the extent to which our systems may be vulnerable if suppliers and providers fail to address and correct their own Year 2000 issues. We cannot guarantee that the systems of suppliers or other companies on which we rely will be Year 2000 compliant.

         We will track the Year 2000 compliance status of our material vendors and suppliers via our own internal vendor compliance effort. Year 2000 correspondence will be sent to critical vendors and suppliers by the second quarter of 1999, with continued follow up for those who fail to respond. All vendor responses will be evaluated to assess any possible risk to or effect on our operations. Prior to mid 1999, we expect to implement additional procedures for assessing the Year 2000 compliance status of our most critical vendors and will modify our contingency plans accordingly.

         We are preparing contingency plans which will include the identification of our most reasonably likely worst case scenarios. Currently, the most reasonably likely sources of risk to us include (a) the disruption of our internal inventory management system, (b) the inability of principal suppliers or logistics providers to be Year 2000-ready, which could result in delays in product deliveries from such suppliers or logistics providers and (c) failure of hardware and software utilized by transportation vendors as a result of a general failure of systems and necessary infrastructure such as electricity supply. We are preparing plans to flow inventory around an assumed period of disruption to our stores, which could include accelerating distribution of high volume merchandise and critical products to reduce the impact of significant failure.

         Based on our current assessment efforts, we do not believe that Year 2000 issues will have a material adverse effect on our financial condition or results of operations. However, our Year 2000 issues and any potential business interruptions, costs, damages or losses related thereto, are dependent, to a significant degree, upon the Year 2000 compliance of third parties, such as government agencies, vendors and suppliers. Consequently, we are unable to determine at this time whether Year 2000 failures will materially affect our business. We believe that our compliance efforts have and will reduce the impact of any failures.

RECENT ACCOUNTING STANDARDS.

         In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components. In June 1997, the FASB also issued Statement of

Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting information about a company's operating segments and related disclosures about its products, services, geographic areas of operations and major customers. Both Statements were adopted by us in 1998.

         In March 1998, the AICPA issued Statement of Financial Position 98-1, ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for capitalization of certain costs incurred in the development of internal-use software and is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 was adopted in fiscal 1998 and had no significant impact on the results of operations, cash flows or financial position.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities," which requires us to expense preopening expenses as incurred. We early adopted SOP 98-5 in fiscal year 1997. See Note 2 of Notes to Consolidated Financial Statements.


         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). Among other provisions, SFAS No. 133 establishes accounting the reporting standards for derivative instruments and for hedging activities. It also requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for financial statements for fiscal years beginning after June 15, 2000. Management has not determined the effect, if any, of adopting SFAS No. 133.


CHANGES IN FOREIGN EXCHANGE RATES CREATE RISK.

         Although large fluctuations in foreign exchange rates could have a material effect on the prices we pay for products we purchase from outside the United States, the prices obtainable for sales denominated in foreign currencies and wholesale sales to foreign customers, such fluctuations have not been material to our results of operations to date. Transactions with foreign suppliers generally are in United States dollars. We believe that inflation has not had a material impact on our results of operations and that we are generally able to pass through any cost increases in the form of increased sales prices.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

         Our exposure to market risk for changes in interest rates relates primarily to our bank line of credit. The bank line of credit bears interest at a variable rate, as discussed above under "Liquidity and Capital Resources." We mitigate interest rate risk by continuously monitoring the interest rates.

         The table below presents the outstanding principal amount and the related fair value at January 30, 1999, together with the weighted average interest rate and maturity date of our bank line of credit.


                                  OUTSTANDING               FAIR             WEIGHTED AVERAGE          MATURITY
                                PRINCIPAL AMOUNT            VALUE             INTEREST RATE              DATE
                                ----------------            -----             -------------            --------
Bank Line of Credit                $30,035,019           $30,035,019              10.83%              April 2001


                                    BUSINESS


         We are a leading specialty retailer and wholesale distributor of a wide range of brand name and designer fragrances.


         As of August 23, 1999, we operated a chain of 279 retail stores specializing in the sale of fragrances at discounted prices up to 60% below the manufacturer's suggested retail prices. Our wholesale division distributes approximately 1,100 stock keeping units of fragrances and related products to approximately 44 customers, including national and regional chains and other wholesale distributors throughout North America and overseas. Our wholesale business is managed and owned by Perfumania and our retail business is managed and owned by Magnifique Parfumes and Cosmetics, Inc., a wholly owned subsidiary of Perfumania. The parent and subsidiary are separate and distinct legal entities, but for ease of reference in this prospectus they are referred to as segments.


RETAIL SEGMENT

MARKETING AND MERCHANDISING

         PRODUCTS:

         o Fragrances:

                  Each of our retail stores offers approximately 175 different brands of fragrances for women and men at prices up to 60% below the manufacturer's suggested retail prices. Our stores stock brand name and designer brands including the following:

                  Estee Lauder(R), Fendi(R), Yves Saint Laurent(R), Fred Hayman(R), Karl Lagerfeld(R), Gucci(R), Ralph Lauren/Polo(R), Perry Ellis(R), Liz Claiborne(R), Giorgio(R), Hugo Boss(R), Halston(R), Christian Dior(R), Chanel(R) and Cartier(R).

         o Bath and body treatment:

                  Historically, we have carried a narrow private line of bath and body and treatment under the name Jerome Privee. During 1998 we expanded, repackaged and redesigned our bath and body line. Our new line was reintroduced during April 1998 and includes approximately 250 stock keeping units.

         o Cosmetics:

                  Also during 1998, we continued to develop our own private label Nature's Elements line of cosmetics, treatment and aromatherapy. The cosmetics line stresses quality for value and was introduced in May 1998. We launched the treatment line in the fourth quarter of 1998, and we expect to introduce the aromatherapy line during the fourth quarter of 1999. We believe that the continued expansion of sales in the bath, body, cosmetic and treatment categories is very important to our future business. We hope that sales will increase as a result of people more frequently visiting our stores to purchase our private label lines.

         o Gift accessories:

                  We plan to continue to expand our gift accessories category by offering a wider assortment of vanity trays, perfume bottles and oil burners.


         MARKETING PHILOSOPHY. The cornerstone of our marketing philosophy is customer awareness that our stores offer an extensive assortment of brand name and designer fragrances at discount prices. We post highly visible price tags for each item in a store, listing both the manufacturers' suggested retail price and our discounted prices in order to enable customers to make price comparisons. In addition, we have sales promotions such as "gift with purchase" and "purchase with purchase" offers. From time to time Perfumania test markets in its stores additional specialty gift items.

         PERSONNEL. Our stores are "full-service" stores. Accordingly, store personnel are trained to establish a personal rapport with each customer, to identify customer preferences with respect to both product and price range, and to successfully conclude a sale. Management believes that attentive personal service and knowledgeable sales personnel are key factors to the success of our retail stores. Our store personnel are compensated on a salary plus bonus basis. We have several bonus programs that provide incentives for store personnel to sell merchandise on which we have higher profit margins. In addition, to provide an incentive to reduce expenses, district and area managers are eligible to receive a bonus if store profit goals are met. Management believes that a key component of our ability to increase profitability will be our ability to locate, train and retain store personnel and regional and district managers. We conduct comprehensive training programs designed to increase customer satisfaction.

         ADVERTISING. We rely on our distinctive store design and window displays to attract the attention of prospective customers. We also distribute flyers and brochures in our stores and in the malls in which our stores are located. Perfumania has refocused a substantial portion of its advertising from national and local newspapers, television and radio to less expensive billboards and in-store promotions. The amount of advertising varies with the seasonality of the business.

RETAIL STORES

         Our standard store design includes signs and merchandise displays which are designed to enhance customer recognition of Perfumania's stores. Our stores average approximately 1,500 square feet, although stores located in manufacturer's outlet malls tend to be larger than our other stores. Each store is managed by one manager and one assistant manager. The average number of employees in a Perfumania store is five, including part-time help. District or area managers visit stores on a regular basis in an effort to ensure knowledgeable and attentive customer service.

INFORMATION SYSTEMS

         We have a point-of-sale and management information system which integrates data from every significant phase of our operations and provides us with information for planning, purchasing, pricing, distribution, financial and human resources decisions. The system also provides, on a real-time basis, information to manage store and warehouse inventories efficiently and to closely monitor individual store and each salesperson's performance. In addition, the system prepares price labels and pick orders and provides for automatic reordering, minimum and maximum stocking levels and optimum order quantities based on actual sales. Further, the system permits analysis of our retail sales data based on product groups, items and manufacturers, enabling us to respond to changes in sales patterns. The management information system has bar scanners to record sales, track inventories and conduct physical inventories. The information system also has automated time and attendance modules to capture payroll information through the stores' point-of-sale systems, e-mail systems allowing daily communication among the stores, district managers and the corporate office, and automated scheduling for store personnel. During the third quarter of 1999, we will upgrade the merchandising, inventory management and distribution and finance components of our management information system. During the third quarter of 1999, we also intend to upgrade our register software so that it will be able to perform promotional discounts automatically, calculate bonuses for employees at store level, perform inventories at store level and expand our e-mail and printing capabilities. We expect the costs for improvements and upgrades to our management information systems and related point-of-sale software to be approximately $1.5 million in fiscal 1999.

ACQUISITION

         During November 1996, we acquired substantially all of the assets of Nature's Elements Holding Corporation which included the service mark and trade name "Nature's Elements" and the stock of its subsidiary. Prior to the acquisition, all of Nature's Elements' liabilities, both at the parent and subsidiary level, were transferred to a liquidating trust. Subsequent to the purchase, the stock of the subsidiary was liquidated and we received inventory and store fixtures, and assumed the obligation for 34 leases, including 1 seasonal store. We have since closed 11 locations and renovated 18 locations and during 1998; the remaining locations will either be renovated or subleased during 1999. We continue to use the trade name Nature's Elements for our in-house developed cosmetic, treatment, aromatherapy and bath line.

STORE LOCATION AND EXPANSION

         Perfumania's 279 stores are located in 36 states, the District of Columbia and Puerto Rico, including the following states:

         o  49 in Florida,

         o  33 in New York,

         o  22 in California and

         o  20 in Texas.

         Perfumania's strategy for opening new stores is to seek locations throughout the United States in the following locations

         o  regional malls,

         o  manufacturers' outlet malls and

         o  suburban shopping centers in metropolitan areas.

         To achieve economies of scale with respect to advertising and management costs, we emphasize opening additional stores in markets where we already have a presence. We also plan to expand into additional markets that we believe have a population density to support a cluster of stores. Prior to selecting new store locations, we analyze, among other things, the potential adverse effect of competition from new stores on the sales of existing stores.

         The opening of new stores depends on several factors including:

         o  locating satisfactory sites,

         o  obtaining leases on favorable terms and

         o general economic and business conditions in the localities of the new stores.

         Currently, the average cost to us for opening a store is approximately $175,000, including equipment, furniture and fixtures, and other items (which average approximately $50,000 per store), build-out costs (which average approximately $120,000 per store), and preopening expenses, such as the hiring and training of new employees and travel (which average approximately $5,000 per store). In addition, initial inventory in a new store ranges from approximately $100,000 during the first fiscal quarter to approximately $140,000 during the Christmas holiday season. To supplement the inventory in our stores, we carry at least four months supply of inventory at our warehouse.


         Through August 23, 1999, we had opened 4 stores and closed 12 stores in fiscal year 1999. We opened 36 stores in fiscal year 1998, 40 stores in fiscal year 1997 (excluding 18 seasonal locations) and 74 stores in fiscal year 1996 (including 33 stores acquired from Nature's Elements). We continuously monitor store performance and from time to time we have closed underperforming stores, which typically have been older stores in undesirable locations. We attempt to schedule store closings after the Christmas holiday season. During fiscal year 1998, 1997 and 1996, we closed 32 stores, 17 stores and 6 stores, respectively. For fiscal 1999, we plan to slow our growth and focus on improving our existing stores' profitability by opening a maximum of 7 stores and closing 5 to 15 stores during 1999.


WHOLESALE SEGMENT

         We are one of the largest wholesale distributors of fragrances in the United States. We distribute fragrances on a wholesale basis to national and regional retail chains and other wholesale distributors throughout North America and overseas. During fiscal years 1998, 1997 and 1996, the wholesale division sold to approximately 41, 44 and 57 customers, respectively. One of our customers accounted for 24.8%, 37.0% and 51.3% of net wholesale sales during fiscal year 1998, 1997 and 1996, respectively. Foreign wholesale sales during fiscal year 1998 were $2.9 million, compared to $1.7 million during fiscal year 1997.

         The wholesale division offers its customers approximately 1,100 stock keeping units.

         The wholesale division's strategy for purchasing merchandise is as follows:

         o  capitalize on market opportunities,
         o  purchase products that are in demand and
         o purchase merchandise available due to overstock situations or close-out sales.

         In addition, it takes us approximately 70 days after purchase to receive inventory for our wholesale division and an additional 20 days for the inventory to arrive at our stores. As a result, the wholesale division generally carries at least four months' supply of inventory. Perfumania's warehouse inventory is generally higher than other retailers and wholesalers since we purchase a large amount of our inventories from the manufacturers and the secondary market and must assure ourselves of having consistent supplies of desirable inventories at favorable prices. Some of our suppliers require monetary advances to purchase the inventory.

         Jerome Falic, our President, is primarily responsible for activities of the wholesale division. We believe that Mr. Falic has developed strong, reliable relationships with suppliers and customers in the United States, Europe, Asia and South America. We continuously seek to develop new supplier and customer relationships. The wholesale division works closely with the retail division when determining which merchandise to purchase on behalf of Perfumania and the retail division frequently directs the wholesale division to locate and purchase particular products. We purchase merchandise on behalf of both the wholesale division and the retail division which, we believe, allows both divisions to benefit from our supplier relationships and volume discounts and thereby obtain a more reliable source of inventory at lower prices than many other wholesalers or retailers of fragrances.

         Perfumania believes that our ability to extend credit has been an important factor of wholesale sales. Most sales are made on open account terms, generally net 30 to 60 days following the receipt of goods. Other sales, with the exception of sales to our largest customer, are made on a basis of cash on or in advance of delivery or upon receipt of a letter of credit. The receivable from our largest customer was $0.1 million as of January 30, 1999, compared to $0.9 million as of January 31, 1998. Historically, the credit terms for this customer have been up to six months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

SOURCES OF SUPPLY

         During fiscal years 1998, 1997 and 1996, we purchased fragrances from 155, 126 and 114 different suppliers, respectively. We purchase fragrances from national and international manufacturers, distributors, wholesalers, importers and retailers. As we purchase based on the most favorable available combination of prices, quantities and merchandise selection, the extent and nature of our purchases from our various suppliers changes constantly. Like others in the perfume industry, we have no long-term or exclusive contract with any supplier.

         We purchase merchandise both directly from manufacturers and secondary sources, including distributors, wholesalers, importers and retailers.

MOST OF OUR MERCHANDISE IS COVERED BY TRADEMARKS OR COPYRIGHTS OWNED BY OTHERS

         Merchandise from secondary sources includes trademarked and copyrighted products manufactured in foreign countries and trademarked and copyrighted products manufactured in the United States that may have been sold to foreign distributors.

         Occasionally, litigation or administrative agency proceedings seeking to (a) halt the importation of foreign manufactured or previously exported trademarked products into the United States or (b) restrict the sale of such goods in the United States has been initiated by trademark and copyright owners and their licensees and trade associations. Federal legislation addressing this issue has been proposed but not yet adopted.

         There have been a number of court cases dealing with trademark, copyright and other laws and regulations that restrict the importation or sale of trademarked or copyrighted merchandise without the consent of the trademark or copyright owner. The courts remain divided on the issue even in the circumstances in which the entities owning and applying the trademark or copyright are under common ownership or control. Although a recent case appears favorable to those involved in purchasing through secondary sources, it is still too early to tell how the decision will be applied to future situations.

THE MERCHANDISING ASPECT OF THE FRAGRANCE BUSINESS HAS LITIGATION EXPOSURE

         Some of the merchandise we purchase from suppliers is manufactured by other entities who are not the owners of the trademarks or copyrights for the merchandise. This is common in the fragrance and cosmetics business. If we were called upon or challenged by the owner of a particular trademark or copyright to demonstrate that the specific merchandise was produced and sold with the proper authority and we were unable to do so, we could, among other things, be restricted from reselling the particular merchandise or be subjected to other liabilities, which could have an adverse effect on our business and results of operations.

         During fiscal 1998, less than 30 percent of our merchandise was purchased from sources who do not disclose the identity of their suppliers, because the sources consider supplier information to be proprietary trade information. As a result, we cannot specifically determine what portion of our merchandise purchased from these sources could expose us to the type of actions discussed above or actions on other grounds. We cannot assure you that our secondary sources of supply or other business activities will not be limited or eliminated by future judicial, legislative or administrative agency action, including possible import, export, tariff or other trade restrictions. In addition, we cannot assure you that our business activities will not become the subject of legal or administrative actions brought by manufacturers, distributors or others.

DISTRIBUTION

         Our warehouse in Miami, Florida services our retail and wholesale operations. The facility's lease expires in July 2003. The warehouse has approximately 139,000 square feet, of which 20,000 square feet are used as office space. Our wholesale division also uses space in a bonded warehouse owned by a third party.


         Perfumania delivers merchandise utilizing our own trucks to our South Florida stores and utilize independent national trucking companies to deliver merchandise to stores outside of the South Florida area. Deliveries generally are made weekly, with more frequent deliveries during the Christmas holiday season. These deliveries permit the stores to minimize inventory storage space, and increase the space available for display and sale of merchandise. Perfumania ships merchandise to wholesale customers by truck, ship or plane. In addition, in order to expedite delivery of merchandise to our customers, we sometimes instruct our suppliers to ship merchandise directly to wholesale division customers.

COMPETITION

         The retail and wholesale fragrance businesses are highly competitive.

         Retail competitors include:

         o department stores, including Macy's, Dillards, JC Penney and Sears,
         o regional retail chains, including Sephora and The Cosmetic Company Store,
         o national retail chains, including Bath and Body Works, Garden Botanika and Victoria's Secret,
         o  independent drug stores,
         o  duty free shops and
         o  other specialty retail stores.

         We are the largest specialty retailer of discounted fragrances in the United States in terms of number of stores. Some of our competitors sell fragrances at discount prices, and some are part of large national or regional chains that have substantially greater resources and name recognition than Perfumania. Our stores compete on the basis of selling price, customer service, merchandise variety, store location and ambiance.

         We believe that the following factors give us a competitive advantage:

         o  European-style perfumeries concept,
         o  full-service sales staff,
         o  discount prices,
         o large and varied selection of brand name and designer fragrances and
         o  attractive shopping environment.

         Perfumania is one of the largest wholesale distributors of fragrances in the United States. The wholesale division competes directly with other perfume wholesalers and perfume manufacturers, some of which have substantially greater resources or merchandise variety than Perfumania. The wholesale division competes principally on the basis of merchandise selection and availability, selling price and rapid delivery.

EMPLOYEES

         At August 23, 1999, we had 1,624 employees in the following areas:

         o  1,449 in retail stores,
         o  70 in warehouse and distribution operations and
         o  105 in executive, administrative and other positions.

         We usually hire temporary and part-time employees during peak sales periods, especially between Thanksgiving and Christmas. None of our employees is covered by a collective bargaining agreement, and we consider our relationship with employees to be good.

TRADE NAME AND SERVICE MARK

         Our stores use the trade name and service mark Perfumania(R). We also operate under the following trade names:

                    Nature's Element    --     17 stores
                    Class Perfumes      --      3 stores
                    Perfumania Plus     --     10 stores

         We have common law rights to our trade names and service mark in those general areas in which our existing stores are located, and we registered the service mark Perfumania(R) with the U.S. Patent and Trademark Office. The registration expires in 2009 and may be renewed for 10-year terms thereafter.

RECENT DEVELOPMENTS

         In February 1999, Perfumania, through its wholly owned subsidiary, perfumania.com, inc., began operation of an Internet commerce site, perfumania.com. We intend to capitalize on our name recognition and cross marketing opportunities to become a top discount retailer of fragrance and related products on the Internet. All orders placed with the Internet site are shipped from our existing distribution center in Miami, Florida.


         In April 1999, perfumania.com, inc. announced that it intends to make an initial public offering of its common stock. perfumania.com, inc. plans to raise approximately $25 - $32 million representing approximately 53% of the common stock to be outstanding following the offering. perfumania.com, inc. is offering 3,500,000 shares of its common stock, which includes 1,000,000 shares held by us. A registration statement for the offering was filed on June 4, 1999, and the offering should be completed as soon as practicable after the registration statement becomes effective. The net proceeds of the offering will be used for repayment of outstanding indebtedness to us and for working capital and other general corporate purposes as well as reduction of the outstanding balance in our bank line of credit.


PROPERTIES

         The lease for our executive offices is for a ten (10) year term (expiring July 2003) with monthly rental payments of approximately $70,000 and specified annual increases thereafter.

         All of our retail stores are located in leased premises. Most of the store leases have a fixed amount of base rent plus a percentage of sales, ranging from 3% to 10%, over certain minimum sales levels. Store leases typically require us to pay all utility charges, insurance premiums, increases in property taxes and some other costs. Some of our leases permit the lessor to terminate the lease if specified minimum sales levels are not met.

LEGAL PROCEEDINGS


         BOUCHERON. In December 1993, the patent holder and exclusive licensee in the U.S. of Boucheron filed a complaint against us in the United States District Court for the Southern District of New York alleging that we infringed upon their exclusive right to sell the Boucheron bottle and is seeking $1.5 million in damages. Their theory is that they have a valid patent for the bottles and that Perfumania's sales of such bottles infringes upon their patent rights. We believe that a patentee cannot control by resort to an infringement suit the resale of a patented article which it has sold. We filed a motion to dismiss during February 1994. On March 20, 1995, the court denied our motion to dismiss, and on April 14, 1995, we filed an answer to the complaint. Discovery is in progress.




         OTHER. Perfumania is characterized as an insider as defined by the United States Bankruptcy Code, in the liquidating plan of reorganization filed on April 6, 1998 by L. Luria & Son, Inc. in the United States Bankruptcy Court, Southern District of Florida because our Chairman of the Board and Chief Executive officer was the principal of the entity that controlled Luria's. In October 1998, the committee of unsecured creditors in Luria's bankruptcy proceedings filed a complaint with the United States Bankruptcy Court, Southern District of Florida to recover substantial funds from Perfumania. The complaint alleges that Luria's made preference payments, as defined by the Bankruptcy Court, to us and seeks to recover preference payments, and seeks to disallow any and all claims of Perfumania against Luria's until Perfumania pays for the preference payments. In July 1999, we agreed with the committee of unsecured creditors to settle all claims held by Luria's against us for the sum of $1.2 million, payable over the next nine months according to a repayment schedule. This settlement is subject to the approval of the Bankruptcy Court. The full amount of the settlement was accrued for in our financial statements for the year ending January 31, 1998 and January 30, 1999.


         From time to time, we are involved in various legal proceedings in the ordinary course of business.

                                   MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS

         Our directors and executive officers are as follows:

                      NAME              AGE                   POSITION
                      ----              ---                   --------
Ilia Lekach.........................    50    Chairman of the Board and Chief Executive Officer
Jerome Falic........................    35    President and Vice Chairman of the Board
Marc Finer..........................    37    President of the Retail Division and Director
Donovan Chin........................    32    Chief Financial Officer, Secretary and Director
Claire Fair.........................    39    Vice President of Human Resources
Robert Pliskin(1)(2)(3).............    75    Director
Carole Ann Taylor(1)(2)(3)..........    53    Director
Horatio Groisman, M.D.(2)(3)........    46    Director


-----------------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.
(3) Member of Stock Option Committee.

         ILIA LEKACH is a co-founder of Perfumania and was Perfumania's Chief Executive Officer and Chairman of the Board since its incorporation in 1988 until his resignation in April 1994. Mr. Lekach was re-appointed the Perfumania's Chief Executive Officer and Chairman of the Board on October 28, 1998. He is also Chairman of the Board and Chief Executive Officer of Parlux Fragrances, Inc., a publicly traded manufacturer of fragrance and related products. In August 1996, Mr. Lekach became an officer and director with L. Luria & Son, Inc., a publicly traded specialty discount retailer. On August 13, 1997, L. Luria & Son, Inc., filed for relief under Chapter 11 of the Bankruptcy Code and has since been liquidated. See "Certain Relationships and Related Transactions."

         JEROME FALIC was appointed President on October 28, 1998. Mr. Falic has been a Vice President of Perfumania since Perfumania's inception and a director of Perfumania since August 1994. Mr. Falic was appointed Perfumania's Vice Chairman of the Board in September 1994.

         MARC FINER has been the President of Perfumania's Retail Division since March 1994 and a director since August 1994. Mr. Finer was the President of Parfums Expresso, Inc. and Parfums D'Arte, wholesale distributors of fragrances in Puerto Rico, from their inception in August 1986 until March 1994.

         DONOVAN CHIN was appointed Chief Financial Officer and Secretary of Perfumania in February of 1999. Prior to this appointment, Mr. Chin served as Corporate Controller of Perfumania from May 1995 to February 1999 and Assistant Corporate Controller from May 1993 to May 1995. Previously, Mr. Chin was employed by Price Waterhouse LLP in its Miami audit practice.

         CLAIRE FAIR was appointed Vice President of Human Resources in August 1996. From November 1993 to August 1996, she served as Perfumania's Director of Human Resources. Previously, she was the Director of Employee Relations with Sterling, Inc.

         ROBERT PLISKIN was appointed a director of Perfumania in October 1991. Mr. Pliskin served as President of Longines Wittnauer Watch Company from 1971 to 1980 when he became President of the Seiko Time Corporation, a position he held until 1987. In 1987 he became the President of Hattori Corporation of America, a distributor of watches and clocks, until his retirement in 1993. Mr. Pliskin is a member of our Audit, Compensation and Stock Option Committees.

         CAROLE ANN TAYLOR was appointed a director of Perfumania in June 1993. From 1987 to 1998, Ms. Taylor was the owner and president of the Bayside Company Store, a retail souvenir and logo store at Bayside Marketplace in Miami, Florida. During this time she has also been a partner of the Jardin Bresilien Restaurant also located at the Bayside Marketplace. Currently, Ms. Taylor is the owner of Miami To Go, Inc., a retail and wholesale logo and souvenir merchandising and silkscreening company. She is also a partner at Miami Airport Duty Free Joint Venture with Greyhound Leisure Services which owns and operates the 19 duty free stores at Miami International Airport. She serves as director of the Miami-Dade Chamber of Commerce, the Greater Miami Convention & Visitors Bureau and the Miami Film Festival. Ms. Taylor is a member of our Audit, Compensation and Stock Option Committees.

         DR. HORATIO GROISMAN was appointed a Director of Perfumania in March 1999. Dr. Groisman has been a practicing physician since 1981, specializing in head and neck surgery, and currently has offices in Miami, Aventura and Hollywood, Florida. Dr. Groisman is a member of our Compensation and Stock Option Committees.

         Perfumania's officers are elected annually by the Board of Directors and serve at the discretion of the Board. Perfumania's directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

         During fiscal year 1998 the Board took some actions by unanimous written consent and held two meetings. During fiscal year 1998, no director attended fewer than 75 percent of the aggregate of (i) the number of meetings held by the Board during the period he served on the Board and (ii) the number of meetings of committees of the Board held during the period he served on such committee.

         The Board currently has three committees: an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board does not have a Nominating Committee.

         Ms. Taylor and Mr. Pliskin are members of the Audit Committee, which held one meeting during fiscal year 1998. The Audit Committee (a) recommends to the full Board the appointment of our auditors and any termination of engagement, (b) reviews the plan and scope of audits, (c) reviews Perfumania's significant accounting policies and internal controls, (d) has general responsibility for all related auditing matters and (e) reports its recommendations and findings to the full Board.

         Mrs. Taylor, Mr. Pliskin and Dr. Groisman are members of the Stock Option Committee, which held two meetings during fiscal year 1998. The Stock Option Committee administers Perfumania's 1991 Stock Option Plan and Directors Stock Option Plans, and grants stock options to employees and directors. Mr. Simon Falic served on the Stock Option Committee until he resigned from the committee and the Board on January 29, 1999.

         Ms. Taylor, Dr. Groisman and Mr. Pliskin are members of the Compensation Committee, which held one meeting during fiscal year 1998. The Compensation Committee administers our executive compensation program.

DIRECTOR COMPENSATION

         Perfumania pays each nonemployee director a $6,500 annual retainer and reimburses directors for expenses relating to their activities as directors of Perfumania. In addition, nonemployee directors are eligible to receive stock options under the Directors Stock Option Plan.

         When a person is elected as a director of Perfumania, pursuant to the terms of the Director Stock Option Plan, the director is automatically granted an option to purchase 2,000 shares of common stock and upon the directors re-election he is granted an option to purchase 4,000 shares of common stock, with the exercise price in both instances equal to the fair market value of the common stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Simon Falic, our pervious Chairman of the Board and Chief Executive Officer, was a member of our Stock Option Committee. Mr. Falic did not participate in deliberations, if any, concerning stock option grants for his benefit.

EXECUTIVE COMPENSATION

         The following table sets forth compensation awarded to, earned by or paid to (a) our Chief Executive Officer, (b) each of the three other highly compensated executive officers of Perfumania who were serving as executive officers at the end of the last completed fiscal year, other than the Chief Executive Officer, whose compensation exceeded $100,000 at the end of the last fiscal year (collectively, the "Named Executive Officers"), for services rendered to Perfumania during fiscal year 1998, 1997 and 1996, and (c) those individuals for whom disclosures would have been provided but for the fact that the individual was not serving as an executive officer of Perfumania at the end of the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                                LONG-TERM COMPENSATION
                                       -------------------------                         ------------------------------
                                                                                          NO. OF
                                                                    OTHER ANNUAL        SECURITIES
        NAME AND            FISCAL                                  COMPENSATION        UNDERLYING    OTHER ANNUAL
   PRINCIPAL POSITION        YEAR     SALARY ($)      BONUS ($)        ($) (1)           OPTIONS      COMPENSATION ($)
   ------------------       -----     ----------      ---------        -------          ----------    ----------------

Ilia Lekach (2)              1998              0              0        500,000(3)       775,000(8)             0
   Chairman of the Board
   and Chief Executive
   Officer

Jerome Falic (4)             1998        259,034              0              0          334,500(8)             0
   President and Vice        1997        246,700              0              0                0                0
   Chairman of the Board     1996        236,250         61,000              0                0                0

Marc Finer                   1998        200,401              0              0           60,000(8)             0
   President, Retail         1997        183,912              0              0           50,000                0
   Division                  1996        169,962         22,500              0                0                0

Claire Fair                  1998        116,855              0              0           26,500(8)             0
   Vice President of         1997        114,980              0              0           15,000                0
   Human Resources           1996         85,809              0              0            3,000                0

Simon Falic (5)              1998        316,598              0              0          154,500(8)     1,303,588(6)
                             1997        304,813              0              0                0                0
                             1996        287,163         75,000              0                0                0

Ron A. Friedman (7)          1998        228,981              0              0          429,000(8)       826,232(6)
                             1997        246,700              0              0                0                0
                             1996        236,250         61,000              0                0                0



----------

(1) The column for "Other Annual Compensation" does not include any amounts for executive perquisites and any other personal benefits, such as the cost of automobiles, life insurance and disability insurance because the aggregate dollar amount per executive is less than 10% of his annual salary and bonus.
(2) Ilia Lekach was re-appointed Chief Executive Officer and Chairman of the Board on October 28, 1998.
(3) Amount reported represents consulting fees paid to Ilia Lekach during fiscal 1998 prior to his employment by Perfumania. Signing bonus for services rendered in fiscal 1998.
(4) Jerome Falic was appointed as President following the resignation of Simon Falic on January 29, 1999.
(5) Simon Falic resigned on January 29, 1999, at which time he served as President, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary.
(6) Represents severance payments in accordance with individual separation agreements with each receiving the amount indicated over a 36-month term.
(7) Mr. Friedman resigned on October 28, 1998 as Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary.


(8) Includes options repriced effective October 28, 1998 in the following amounts: Ilia Lekach (375,000); Jerome Falic (100,000); Mark Finer (60,000); Claire Fair (21,500), Simon Falic (100,000); and Ron Friedman (429,000).

                      OPTION GRANTS DURING FISCAL YEAR 1998

         The following table sets forth certain information concerning grants of stock options made during fiscal year 1998 to the Named Executive Officers and the two individuals for whom disclosures would have been provided but for the fact that the individuals were not serving as an executive officer of Perfumania at the end of the last fiscal year.

                  INDIVIDUAL OPTION GRANTS IN FISCAL YEAR 1998

                                      % OF TOTAL
                                        OPTIONS                                         POTENTIAL REALIZABLE VALUE AT
                         NUMBER         GRANTED TO                                       ASSUMED ANNUAL RATES OF STOCK
                       OF OPTIONS      EMPLOYEES IN     EXERCISE PRICE   EXPIRATION   PRICE APPRECIATION FOR OPTION TERM
      NAME             GRANTED (1)    FISCAL 1998(4)      PER SHARE         DATE            5% (1)          10% (1)
                         -------      --------------    --------------   ----------   ----------------   ---------------
Ilia Lekach              400,000          21%               $0.41           2008         $  103,156         $  260,760
                         375,000(2)       20%               $0.50           2008         $  117,938         $  298,125

Jerome Falic              34,500(3)        4%               $0.50           2008         $   10,850         $   27,428
                         200,000          25%               $0.41           2008         $   51,578         $  130,380
                         100,000(2)        5%               $0.50           2008         $   31,450         $   79,500

Marc Finer                60,000(2)        3%               $0.50           2008         $   18,870         $   47,700

Claire Fair                5,000(3)        *                $0.50           2008         $    1,573         $    3,975
                          21,500(2)        1%               $0.50           2008         $    6,762         $   17,093

Simon Falic               54,500(3)        3%               $0.50           2008         $   71,140         $   43,328
                         100,000(2)       13%               $0.50           2008         $   31,450         $   79,500

Ron Friedman              54,000           3%               $0.50           2008         $   16,983         $   42,930
                         375,000          19%               $0.50           2008         $  117,938         $  298,125


----------
*    Indicates that amount is less than 1%.

(1) In accordance with the rules of the Securities and Exchange Commission, the potential realizable values for such options shown in the table presented above are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date. These assumed rates of appreciation do not represent the Company's estimate or projection of the appreciation of shares of common stock of the Company.
(2) The indicated options were initially granted prior to fiscal 1998 and were subject to the Company's repricing effective October 28, 1998. Pursuant to repricing, these options were cancelled and reissued with an exercise price of $0.50.
(3) The indicated options were granted during fiscal 1998 prior to the repricing and were subject to the Company's repricing. Pursuant to repricing, these options were cancelled and reissued with an exercise price of $0.50.
(4) Total stock option grants during fiscal 1998 were 1,926,750 of which 1,130,600 represents options cancelled and subsequently re-granted as part of the repricing.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information concerning option exercises in fiscal year 1998 and the number of unexercised stock options held by the Named Executive Officers and the two individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers of Perfumania at the end of the last fiscal year.

                                                                             NUMBER OF           VALUE OF UNEXERCISED
                                     NUMBER OF                        UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                                  SHARES ACQUIRED       VALUE           FISCAL YEAR-END (#)      AT FISCAL YEAR-END ($)
NAME                                ON EXERCISE        REALIZED      EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
----                              ---------------      --------      -------------------------  -------------------------
Ilia Lekach.................               --                 --             775,000/0                  $8,061,938/0
Jerome Falic................               --                 --             334,500/0                  $2,439,386/0
Marc Finer..................           33,000           $120,375              27,000/0                    $280,868/0
Claire Fair.................            9,500            $97,532           9,500/7,500                $98,824/78,019
Simon Falic.................               --                 --             154,500/0                  $1,607,186/0
Ron A. Friedman.............          429,000           $175,890                  --                         --


LONG-TERM INCENTIVE AND PENSION PLANS


         We do not have any long-term incentive or pension plans.


EMPLOYMENT AGREEMENTS


         Effective February 1, 1999, we entered into 3-year employment agreements with Ilia Lekach and Jerome Falic. The employment agreements provide for annual salaries of $400,000 and $318,347, respectively, subject to cost-of-living increases, or 5% if higher. The employment agreements provide that Mr. Lekach and Mr. Falic will continue to receive their annual salary until the expiration of the term of their employment agreements if their employment is terminated by us for any reason other than death, disability or cause (as defined in the employment agreements). The agreements contain a performance bonus plan which provides for additional compensation and grant of stock options, if we meet certain net income levels. The employment agreements also prohibit the employees from directly or indirectly competing with us during the term of their employment and for one year after termination of employment except in the case of termination of employment by us without cause.



         Effective August 1996, Perfumania entered into a 3-year employment agreement with Marc Finer and Claire Fair. The employment agreements provide for an annual salary of $175,000 and $100,000, respectively, subject to cost-of-living increases, or 5% if higher. The agreements provide that Mr. Finer and Ms. Fair will continue to receive their salary until the expiration of the term of the employment agreement if his employment is terminated by us for any reason other than death, disability or cause (as defined in the employment agreements). There is a performance bonus plan in the agreement, which provides for additional compensation and a grant of stock options, if we meet certain net income levels. The employment agreements also prohibit them from directly or indirectly competing with Perfumania during the term of their employment and for one year after termination of employment except in the case of termination of employment by us without cause.


SEPARATION AGREEMENTS



         Upon his resignation, Mr. Simon Falic entered into a separation agreement with us, pursuant to which we will make $1,303,588 in severance payments to him, subject to applicable withholding taxes, which is payable as follows: $300,000 in January 1999 and the balance payable in monthly installments of $26,529 during fiscal 1999, $27,855 during fiscal 2000 and $29,248 during fiscal 2001. Mr. Falic continues to receive health, dental and life insurance coverage, on the same basis as prior to his resignation for an additional 36 months.



         Upon his resignation, Mr. Friedman entered into a separation agreement with us pursuant to which we will make severance payments of $826,232, subject to applicable withholding taxes, payable as follows: $119,046 in January 1999 and the balance in monthly installments of $20,136 from February through October 1999 and $18,948 from November 1999 through November 2001. Mr. Friedman will continue to receive health, dental and life insurance coverage, on the same basis as prior to his resignation for an additional 36 months. Additionally, we shall convert the previously granted options into shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



         RELATIONSHIP WITH PARLUX. Parlux Fragrances, Inc. is a public company engaged in the manufacture of fragrances. Ilia Lekach, our Chairman of the Board and Chief Executive Officer, and one of our principal shareholders, is the Chairman of the Board of Parlux. During fiscal year 1998, 1997 and 1996 we purchased approximately $24.3, $21.4 and $30.7 million, respectively, of merchandise from Parlux, representing approximately 27%, 26% and 29%, respectively, of our total purchases. We believe that our purchases of merchandise from Parlux, were, except for credit terms, on terms no less favorable to us than could reasonably be obtained in arm's length transactions with independent third parties. In July 1999, our board approved the transfer of 1,512,406 shares of our treasury stock to Parulx in consideration for a partial reduction of our outstanding trade indebtedness of approximately $4.5 million. The transfer price was based on a per share price of $2.98. In connection with the transfer of the shares, we are negotiating a registration rights agreement which would obligate us to register their shares for resale to the public.



         RELATIONSHIP WITH L. LURIA & SON, INC. L. Luria & Son, Inc. is a public company that was a specialty discount retailer selling a broad line of products. Ilia Lekach, our Chairman of the Board and Chief Executive Officer, and one of our principal shareholders, was the Chairman of the Board of Luria's. During fiscal year 1998, 1997 and 1996, we sold approximately $0, $2.0 and $2.5 million, respectively, of merchandise to Luria's, representing approximately 0%, 1% and 2%, respectively, of our total sales. We believe that our sales of merchandise to Luria's, were, except for credit terms, on terms no less favorable to us than could reasonably be obtained in arm's length transactions with independent third parties. During August 1997, Luria's filed for relief under Chapter 11 of the United States Bankruptcy Code. We are an unsecured creditor of Luria's and in fiscal year 1997 we wrote off receivables from Luria's in the amount of $1.2 million. We have been characterized as an insider as defined by the United States Bankruptcy Code, in the liquidating plan of reorganization filed on April 6, 1998 by Luria's in the United States Bankruptcy Court, Southern District of Florida because our Chairman of the Board and Chief Executive Officer was the principal of the entity that controlled Luria's. In August 1998, the committee of unsecured creditors in Luria's bankruptcy proceedings filed a complaint with the United States Bankruptcy Court, Southern District of Florida, to recover substantial funds from us. The complaint alleges that Luria's made preference payments, as defined by the Bankruptcy Court, to us and seeks recovery of said preference payments, as well as the disallowment of any and all claims of us against Luria's until full payment of the preference payments have been made. In July 1999, we agreed with the committee of unsecured creditors to settle all claims held by Luria's against us for the sum of $1.2 million, payable over the next nine months according to a repayment schedule. This settlement is subject to the approval of the Bankruptcy Court. The full amount of the settlement was accrued for in our financial statements for the year ending January 31, 1998.

         RELATED PARTY INDEBTEDNESS. From time to time we have borrowed money for working capital purposes from our principal shareholders and executive officers and members of their immediate families. The highest aggregate amounts of our indebtedness to such persons during fiscal year 1998, 1997 and 1996, respectively, amount outstanding at the end of fiscal year 1998, 1997 and 1996, respectively, the maturity date of such indebtedness and the interest rate payable by us at the end of fiscal year 1998, 1997 and 1996, respectively, were as set forth in the following table:

                                           HIGHEST AMOUNT       AMOUNT
                                            OUTSTANDING     OUTSTANDING AT       MATURITY            ANNUAL
                         FISCAL YEAR    DURING FISCAL YEAR  FISCAL YEAR END        DATE           INTEREST RATE
                         -----------    ------------------  ---------------      --------         --------------

Israel Friedman(1)          1998             $356,352                $0       November 1998       Prime plus 2%
                            1997              786,483           304,483     Payable on Demand     Prime plus 2%
                            1996              770,000           770,000     Payable on Demand               15%



-----------------

(1) Father of Ron A. Friedman, our previous Chief Financial Officer, Chief Operating Officer and Secretary.


         As of the end of fiscal year 1998, 1997 and 1996, Ilia Lekach was indebted to us pursuant to an unsecured note, in the amount of $457,243, $457,243 and $417,763, respectively, issued in connection with his purchase of a condominium from us in October 1991. The note accrues interest at the rate of 9.5% and matures on December 31, 2000.

         Prior to becoming employed as our Chief Executive Officer effective February 1, 1999, Ilia Lekach provided consulting services to us. The total consulting fees paid to him during fiscal year 1998 was $500,000. No consulting fees were paid to Mr. Lekach in fiscal 1997 or fiscal 1996.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of August 23, 1999, information with respect to the beneficial ownership of Perfumania's common stock by (i) each person known by Perfumania to beneficially own more than 5% of the outstanding shares of common stock, (ii) each director of Perfumania, (iii) each Named Executive Officer, and (iv) all directors and executive officers of Perfumania as a group.

                                                                                 COMMON STOCK BENEFICIALLY OWNED
                                                                                 --------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                         SHARES                PERCENT(8)
----------------------------------------                                         ------                ----------
Ilia Lekach........................................................         1,459,995 (2)(3)(4)           14.7%
Simon Falic(5).....................................................           683,050 (2)(4)               7.2%
Rachmil Lekach.....................................................           675,125 (2)(4)               7.3%
Jerome Falic.......................................................           923,230 (3)(4)               9.7%
Marc Finer.........................................................            27,000 (4)                  *
Claire Fair........................................................            18,000 (4)                  *
Robert Pliskin.....................................................             4,000 (4)                  *
Carole A. Taylor...................................................             3,800 (4)                  *
Donovan Chin.......................................................             9,500 (4)                  *
Horatio Groisman, M.D..............................................             2,000 (4)                  *
Parlux Fragrances, Inc.(6).........................................         1,512,406                     16.5
All directors and executive officers as a group (8 persons)........         2,447,525 (7)                 23.7%



-------------

*    Less than 1%.

(1) The address of each of the beneficial owners identified is 11701 NW 101st Road, Miami, Florida 33178 except as otherwise noted.
(2) Ilia Lekach, Simon Falic and Rachmil Lekach jointly own with their spouses the shares set forth opposite their respective names.
(3) Includes 12,300 shares of common stock owned by Pacific Investment Group, a corporation wholly owned by Mr. Lekach.
(4) Includes shares of common stock issuable upon the exercise of stock options within 60 days of August 23, 1999 in the following amounts: Ilia Lekach (775,000); Rachmil Lekach (150,000); Simon Falic (334,500);
     Jerome Falic (334,500); Robert Pliskin (4,000); Marc Finer (27,000); Donovan Chin (9,500); Horatio Groisman, M.D. (2,000); Claire Fair (17,000); and Carole A. Taylor (3,800).
(5)  The address of Mr. Simon Falic is 150 Harbor Way, Bal Harbour, Florida
     33154.
(6)  The address of Parlux is 3725 S.W. 30th Avenue, Ft. Lauderdale, Florida
     33312.
(7) Includes 1,172,800 shares of common stock issuable upon the exercise of stock options within 60 days of August 23, 1999.
(8)  Based on 9,156,434 shares outstanding on August 23, 1999.

                              SELLING SHAREHOLDERS

         The following table provides information regarding the beneficial ownership of the common stock by the selling shareholders as of the date of this prospectus and as adjusted to reflect the sale of all of their shares. The selling shareholders either (a) obtained their shares of common stock pursuant to the Subscription Agreements, dated March 22, 1999, (b) obtained Series A Convertible Notes which are convertible into common stock pursuant to the terms of the Securities Purchase Agreement, dated April 28, 1999, or (c) Series B Convertible Notes which are convertible into Common Stock pursuant to the terms of the Securities Purchase Agreement, dated as of July 8, 1999. No selling shareholder has had any position, office or other material relationship with Perfumania within the past three years. The selling shareholders are participating in this offering pursuant to contractual registration rights granted to the selling shareholders in connection with the Subscription Agreements and Securities Purchase Agreements. In connection with the Subscription Agreements and the Securities Purchase Agreements, we have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants.


                                      $ of Series A               $ of Series B
                                       Convertible                 Convertible
                                          Notes       Number of       Notes      Number of
                                        purchased       shares      purchased     shares
                            Shares        under       assuming         under     assuming
                         acquired in    Securities  conversion of   Securities  conversion
                         Subscription    Purchase   the Series A     Purchase   of Series B
                           Agreement    Agreement    Convertible     Agreement  Convertible
                             dated         dated       Notes on        dated      Notes on       Ownership of Shares
NAME AND ADDRESS OF         March 22,    April 28,     August 24,     July 8,     August 24,   ------------------------
BENEFICIAL OWNER              1999          1999        1999(1)        1999       1999(1)(2)   Shares(3)   Percentage(4)
                         ------------   ----------- -------------   ----------  -----------    ---------   ------------
S. Robert Productions,
   LLC .................      58,823     $  300,000     137,928     $  200,000      91,952       288,703          3.1
   666 Dundee Road
   Suite 1801
   Northbrook, IL 60062

Cranshire Capital, L.P..     117,647        600,000     275,856        700,000      72,217       465,720          4.9
   666 Dundee Road
   Suite 1801
   Northbrook, IL 60062

Namax Corp..............      58,823        300,000     137,928             --          --       196,751          2.1
   666 Dundee Road
   Northbrook, IL 60062

EP Opportunity Fund,
   L.L.C...............           --        470,000     216,087        637,000     255,695       471,782          4.9
   77 West Wacker Drive
   Chicago, IL 60601

EP Opportunity Fund
   International, Ltd...          --         30,000      13,792         35,000      16,091        29,883           *
   77 West Wacker Drive
   Chicago, IL 60601

JJP Partnership ........          --        300,000     137,928        100,000      45,976       183,904          2.0
   2 North LaSalle
   Street
   Chicago, IL 60602

The dotCom Fund, LLC ...          --             --          --        300,000     137,928       137,928          1.5
   666 Dundee Road
   Northbrook, IL 60062

EP.com Fund, LLC .......          --             --          --         28,000      12,873        12,873           *
   77 West Wacker Drive
   Chicago, IL 60601
                         -----------     ----------   ---------     ----------    --------    ----------
       Total ...........     235,293     $2,000,000     919,519     $2,000,000     632,732     1,787,544
                         ===========     ==========   =========     ==========    ========    ==========





                                        Ownership After                                                       Ownership After
                          Number of     the Offering(5)                                      Number of        the Offering(5)
NAME AND ADDRESS OF         Shares    ------------------          NAME AND ADDRESS OF          Shares       ------------------------
BENEFICIAL OWNER           Offered      Shares       Percentage   BENEFICIAL OWNER            Offered        Shares      Percentage
                         ---------   --------------  ----------                              ---------      -----------   ----------
S. Robert Productions,                                             EP Opportunity Fund
   LLC .................     288,703     0               0%          International, Ltd...      29,883         0               0
   666 Dundee Road                                                      77 West Wacker Drive
   Suite 1801                                                           Chicago, IL 60601
   Northbrook, IL 60062
                                                                     JJP Partnership ........   183,904        0               0
Cranshire Capital, L.P.      465,720     0               0              2 North LaSalle
   666 Dundee Road                                                      Street
   Suite 1801                                                           Chicago, IL 60602
   Northbrook, IL 60062
                                                                     The dotCom Fund, LLC ...   137,928        0               0
Namax Corp. ............     196,751     0               0              666 Dundee Road
   666 Dundee Road                                                      Northbrook, IL 60062
   Northbrook, IL 60062
                                                                     EP.com Fund, LLC .......    12,873
EP Opportunity Fund,                                                    77 West Wacker Drive
   L.L.C................     471,782     0               0              Chicago, IL 60601
   77 West Wacker Drive
   Chicago, IL 60601                                                        Total ........... 1,787,544
                                                                                              =========


----------------
* Less than 1%.

(1) Assumes a conversion price of $2.17504, determined as if conversion occurred on August 24, 1999 pursuant to the terms of the convertible note.

(2) Under the Series B Convertible Notes, no selling shareholder can convert the Series B Convertible Notes to the extent such conversion would cause such selling shareholder's beneficial ownership of our common stock to exceed 4.9% of the outstanding shares of common stock.

(3) Total shares including shares acquired pursuant to the Subscription Agreement and Securities Purchase Agreements.

(4) Based on 9,156,434 shares issued and outstanding on August 24, 1999, and for each selling shareholder, if applicable, assuming conversion of all such shareholder's Series A Convertible Note and assuming conversion to the extent contractually permitted of such shareholder's Series B Convertible Note.
(5) Assumes sale of all of the shares offered by each selling shareholder.

                              PLAN OF DISTRIBUTION


GENERAL

         TRANSACTIONS. The selling shareholders may offer and sell the common stock in one or more of the following transactions:

         o  in the over-the-counter market,

         o  in negotiated transactions or

         o  in a combination of any of these transactions.

         PRICES. The selling shareholders may sell their shares of common stock at any of the following prices:

         o  fixed prices which may be changed,

         o  market prices prevailing at the time of sale,

         o  prices related to prevailing market prices or

         o  negotiated prices.

         DIRECT SALES; AGENTS, DEALERS AND UNDERWRITERS. The selling shareholders may effect transactions by selling the shares of common stock in any of the following ways:

         o  directly to purchasers or

         o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         STATE SECURITIES LAW. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES; INDEMNIFICATION. We will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders hereunder and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK


         The authorized capital stock of Perfumania consists of 25,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

COMMON STOCK


         As of August 23, 1999, there were 9,156,434 shares of common stock issued, of which 1,512,406 shares were held in treasury, and held of record by approximately 81 shareholders. The common stock is traded on the Nasdaq National Market under the symbol "PRFM."


         The issued and outstanding shares of common stock are fully paid and nonassessable. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at a time and in amounts as the Board may from time to time determine. The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of Perfumania. Upon liquidation, dissolution or winding up of Perfumania, the holders of common stock are entitled to receive pro rata the assets of Perfumania that are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including election of directors. There is no cumulative voting in the election of directors.

PREFERRED STOCK


         As of August 23, 1999, no shares of preferred stock were outstanding. The Board is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. Perfumania has no present plans to issue any shares of preferred stock.


                                  LEGAL MATTERS

         Greenberg Traurig, P.A., Miami, Florida will provide us with an opinion as to legal matters with respect to the common stock offered under this prospectus.


                                     EXPERTS


         The consolidated financial statements as of January 31, 1998 and January 30, 1999 and for each of the three years in the period ending January 30, 1999 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov. The common stock trades on the Nasdaq National Market. You can also inspect reports, proxy statements and other information concerning our company at the offices of the Nasdaq National Market.

         This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders are not offering the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                 ---------------

         As used in this prospectus, unless the context requires otherwise, (i) "Securities Act" means the Securities Act of 1933, as amended, and (ii) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                                PERFUMANIA, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                        PAGE
                                                                                                                        ----
ANNUAL FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants ................................................................     F-2

Consolidated Balance Sheets as of January 31, 1998 and January 30, 1999 and May 1, 1999 (unaudited) ...............     F-3

Consolidated Statements of Operations for the Fiscal Years Ended February 1, 1997, January 31, 1998 and
   January 30, 1999 and the thirteen weeks ended May 2, 1998 (unaudited) and May 1, 1999 (unaudited) ..............     F-4

Consolidated  Statements of Changes in Stockholders' Equity for the Fiscal Years Ended February 1, 1997,
   January 31, 1998 and January 30, 1999 and the thirteen weeks ended May 1, 1999 (unaudited) .....................     F-5

Consolidated Statements of Cash Flows for the Fiscal Years Ended February 1, 1997
   January 31, 1998 and January 30, 1999 and the thirteen weeks ended May 2, 1998
   (unaudited) and May 1, 1999 (unaudited) ........................................................................     F-6

Notes to Consolidated Financial Statements ........................................................................     F-7




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of Perfumania, Inc.

         In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Perfumania, Inc. and its subsidiaries (collectively, the "Company") at January 31, 1998 and January 30, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 30, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring net losses in fiscal years 1997 and 1998 and has a working capital deficit of $3.8 million at January 30, 1999. In addition, the Company was in default of its bank line of credit agreement as a result of its violation of certain debt covenants. These debt covenant violations have been subsequently waived by the bank. There is no assurance that the Company will be able to generate future net income or secure a long-term credit facility, which creates substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         As discussed in Note 11, in 1997 the Company restated its fiscal year 1996 net income and net income per common share calculation to comply with new requirements of the Securities and Exchange Commission Staff position on accounting for convertible securities having beneficial conversion features.

         As explained in Note 2, in 1997 the Company changed its method of accounting for preopening expenses to conform with new requirements of the American Institute of Certified Public Accountants.

PricewaterhouseCoopers LLP
Miami, Florida


April 29, 1999
except for the fourth
paragraph of Note 2 and the
second paragraph of Note 8
as to which the date is
July 14, 1999.

                                PERFUMANIA, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                      JANUARY 31,        JANUARY 30,          MAY 1,
                                                                         1998               1999               1999
                                                                     -------------      ------------      -------------
                                                                                                            (unaudited)
ASSETS:

Current assets:
   Cash and cash equivalents ...................................     $   1,554,117      $  1,745,603      $   1,420,259
   Trade receivables, less allowance for doubtful accounts of
     $704,954 in 1998 and 1999 .................................         5,186,473         4,108,847          5,222,998
   Advances to suppliers .......................................         7,611,036         8,065,301          7,428,843
   Inventories, net of reserve of $2,750,000 and $4,163,251
     in 1998 and 1999, respectively ............................        73,137,842        53,880,132         63,769,253
   Prepaid expenses and other current assets ...................         2,044,658         1,417,187          1,623,824
   Tax refund receivable .......................................           814,766                --                 --
   Deferred tax asset, net .....................................         1,219,856                --                 --
                                                                     -------------      ------------      -------------
     Total current assets ......................................        91,568,748        69,217,070         79,465,177
Property and equipment, net ....................................        18,307,240        23,180,462         23,109,608
Leased equipment under capital leases, net .....................         2,266,674         1,373,878          1,210,314
Other assets, net ..............................................         1,764,906         1,357,966          1,357,379
                                                                     -------------      ------------      -------------
     Total assets ..............................................     $ 113,907,568      $ 95,129,376      $ 105,142,478
                                                                     =============      ============      =============
LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
   Bank line of credit and current portion of notes payable ....     $  34,139,766      $ 32,800,627      $  34,644,318
   Accounts payable - non-affiliates ...........................        13,308,914        14,329,013         12,762,162
   Accounts payable - affiliates ...............................        16,958,163        15,812,240         25,827,932
   Accrued expenses and other liabilities ......................         6,848,923         9,205,316          8,775,309
   Advances from customers .....................................                --                --          2,500,000
   Income taxes payable ........................................           505,098           485,098            368,263
   Current portion of obligations under capital leases .........         1,030,340           419,487            317,765
   Due to related parties ......................................           304,483                --                 --
                                                                     -------------      ------------      -------------
     Total current liabilities .................................        73,095,687        73,051,781         85,195,749

Long-term portion of notes payable .............................         4,709,434         2,370,684          1,935,402
Long-term portion of obligations under capital leases ..........           933,615           562,552            509,745
Convertible notes payable ......................................                --                --          1,996,000
Long-term severance payables ...................................                --         1,037,859            975,423
                                                                     -------------      ------------      -------------

     Total liabilities .........................................        78,738,736        77,022,876         90,612,319

Commitments and contingencies ..................................                --                --                 --
Redeemable common equity (Note 11) .............................                --           470,588            470,588

Stockholders' equity:
   Preferred stock, $.01 par value, 1,000,000 shares
     authorized, none issued ...................................                --                --                 --
   Common stock, $.01 par value, 25,000,000 shares
     authorized, 7,845,291 and 8,614,491 shares issued at
     1998 and 1999, respectively ...............................            78,453            86,145             88,969
   Capital in excess of par value ..............................        52,386,361        54,440,009         54,963,570
   Treasury stock, at cost, 1,218,360 and 1,512,406 shares at
     1998 and 1999, respectively ...............................        (4,521,068)       (5,413,002)        (5,413,002)
   Accumulated deficit .........................................       (11,960,599)      (30,935,097)       (35,026,963)
   Notes and interest receivable from shareholder and officers .          (814,315)         (542,143)          (553,003)
                                                                     -------------      ------------      -------------
       Total stockholders' equity ..............................        35,168,832        17,635,912         14,059,571
                                                                     -------------      ------------      -------------
       Total liabilities and stockholders' equity ..............     $ 113,907,568      $ 95,129,376      $ 105,142,478
                                                                     =============      ============      =============




           See accompanying notes to consolidated financial statements

                                PERFUMANIA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                FISCAL YEAR ENDED                          THIRTEEN WEEKS ENDED
                                                 -----------------------------------------------     ----------------------------
                                                   FEBRUARY 1,       JANUARY 31,     JANUARY 30,        MAY 2,           MAY 1,
                                                      1997              1998            1999             1998             1999
                                                 -------------    -------------    -------------     ------------    ------------
                                                 (as restated,                                                        (unaudited)
                                                   note 11)
Net sales:
   Non-affiliated customers ...................  $ 136,446,104    $ 161,593,736    $ 175,255,633     $ 38,467,975    $ 39,400,964
   Affiliates .................................      2,473,623        1,999,823               --
                                                 -------------    -------------    -------------     ------------    ------------
                                                   138,919,727      163,593,559      175,255,633       38,467,975      39,400,964
                                                 -------------    -------------    -------------     ------------    ------------
Cost of goods sold:
   Non-affiliated customers ...................     76,706,903       96,053,329      110,638,432       23,662,458      24,147,795
   Affiliates .................................      2,252,850        1,566,489               --               --              --
                                                 -------------    -------------    -------------     ------------    ------------
                                                    78,959,753       97,619,818      110,638,432       23,662,458      24,147,795
                                                 -------------    -------------    -------------     ------------    ------------
     Gross profit .............................     59,959,974       65,973,741       64,617,201       14,805,517      15,253,169
                                                 -------------    -------------    -------------     ------------    ------------

Operating expenses:
   Selling, general and administrative expenses     48,165,392       64,219,379       72,501,987       15,307,548      16,615,905
   Provision for doubtful accounts ............        500,000        1,730,000               --           30,000          15,000
   Provision for impairment of assets and
     store closings ...........................        169,159        2,514,818        1,034,717               --              --
   Depreciation and amortization ..............      3,771,508        4,697,816        4,480,681        1,082,258       1,165,152
                                                 -------------    -------------    -------------     ------------    ------------
     Total operating expenses .................     52,606,059       73,162,013       78,017,385       16,419,806      17,796,057
                                                 -------------    -------------    -------------     ------------    ------------
   Income (loss) from operations before other
    income (expense)..........................       7,353,915       (7,188,272)     (13,400,184)      (1,614,289)     (2,542,888)
                                                 -------------    -------------    -------------     ------------    ------------

Other income (expense):
   Interest expense:
     Affiliates ...............................       (148,647)        (124,250)         (22,486)          (1,103)             --
     Other ....................................     (4,004,754)      (4,617,070)      (4,938,365)      (1,299,151)     (1,593,010)
                                                 -------------    -------------    -------------     ------------    ------------
                                                    (4,153,401)      (4,741,320)      (4,960,851)      (1,300,254)     (1,593,010)
                                                 -------------    -------------    -------------     ------------    ------------

   Interest income:
     Affiliates ...............................         39,480           42,450           43,440           21,255          10,860
     Other ....................................          3,499            2,660           35,057              316             589
                                                 -------------    -------------    -------------     ------------    ------------
                                                        42,979           45,110           78,497           21,571          11,449
                                                 -------------    -------------    -------------     ------------    ------------
   Other income ...............................        478,179          762,138          645,446          121,360          32,583
                                                 -------------    -------------    -------------     ------------    ------------
   Total other income (expense) ...............     (3,632,243)      (3,934,072)      (4,236,908)      (1,157,323)     (1,548,978)
                                                 -------------    -------------    -------------     ------------    ------------

Income (loss) before income taxes .............      3,721,672      (11,122,344)     (17,637,092)      (2,771,612)     (4,091,866)
(Provision) benefit for income taxes ..........     (1,646,731)         321,192       (1,337,406)              --              --
                                                 -------------    -------------    -------------     ------------    ------------
Income (loss) before cumulative effect of
   change in accounting principle .............      2,074,941      (10,801,152)     (18,974,498)      (2,771,612)     (4,091,866)
Cumulative effect of change in accounting
   principle, net of income tax benefit of ....             --         (631,418)              --               --              --
                                                 =============    =============    =============     ============    ============
Net income (loss) .............................  $   2,074,941    $ (11,432,570)   $ (18,974,498)    $ (2,771,612)   $ (4,091,866)
                                                 =============    =============    =============     ============    ============
Basic earnings (loss) per common share:
Income (loss) before cumulative effect of
   change in accounting principle .............  $        0.29    $       (1.54)   $       (2.85)    $      (0.42)   $      (0.56)
Cumulative effect of change in accounting
   principle...................................             --            (0.09)              --               --              --
                                                 =============    =============    =============     ============    ============

Net income (loss) .............................  $        0.29    $       (1.63)   $       (2.85)    $      (0.42)   $      (0.56)
                                                 =============    =============    =============     ============    ============

Diluted earnings (loss) per common share:
Income (loss) before cumulative effect of
   change in accounting principle .............  $        0.27    $       (1.54)   $       (2.85)    $      (0.42)   $      (0.56)
Cumulative effect of change in accounting
   principle...................................             --            (0.09)              --               --              --
                                                 =============    =============    =============     ============    ============

Net income (loss) .............................  $        0.27    $       (1.63)   $       (2.85)    $      (0.42)   $      (0.56)
                                                 =============    =============    =============     ============    ============

Weighted average number of shares outstanding:
   Basic ......................................      7,183,462        7,025,236        6,659,237        6,560,354       7,364,485
                                                 =============    =============    =============     ============    ============
   Diluted ....................................      7,633,588        7,025,236        6,659,237        6,560,354       7,364,485
                                                 =============    =============    =============     ============    ============



          See accompanying notes to consolidated financial statements.

                                PERFUMANIA, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  FOR THE FISCAL YEAR ENDED FEBRUARY 1, 1997 (AS RESTATED, NOTE 11) FISCAL YEAR
           ENDED JANUARY 31, 1998, FISCAL YEAR ENDED JANUARY 30, 1999
                      AND THIRTEEN WEEKS ENDED MAY 1, 1999






                                    COMMON STOCK            CAPITAL            TREASURY STOCK
                                 --------------------      IN EXCESS         ---------------------
                                   SHARES     AMOUNT     OF PAR VALUE        SHARES       AMOUNT
                                 ---------    -------    ------------        ------    -----------
Balance at February 3, 1996..    6,707,700    $67,077    $ 47,959,464        23,000    $  (123,323)

Exercise of stock options....        2,000         20           8,230            --             --

Conversion of debentures.....      918,091      9,181       2,978,085            --             --

Beneficial conversion
   feature of debentures.....           --         --         529,412            --             --

Issuance of common stock.....      180,000      1,800         954,450            --             --

Purchases of treasury stock..           --         --              --       644,900     (2,531,787)

Net change in notes and
   interest receivable from
   shareholder and officers..           --         --              --            --             --

Net income for the fiscal
   year ended February 1,               --         --              --            --             --
   1997 .....................
                                 ---------    -------    ------------     ---------    -----------
Balance at February 1, 1997..    7,807,791     78,078      52,429,641       667,900     (2,655,110)

Exercise of stock options....       37,500        375         116,812            --             --

Purchases of treasury stock..           --         --              --       550,460     (1,865,958)

Net change in notes and
   interest receivable from
   shareholder and officers..           --         --              --            --             --

Other .......................           --         --        (160,092)           --             --

Net loss for the fiscal year
   ended January 31, 1998....           --         --              --            --             --
                                 ---------    -------    ------------     ---------    -----------
Balance at January 31, 1998..    7,845,291     78,453      52,386,361     1,218,360     (4,521,068)

Exercise of stock options....      684,200      6,842         310,865            --             --

Purchases of treasury stock..           --         --              --       294,046       (891,934)

Issuance of common stock ....       85,000        850         213,371            --             --

Proceeds on common stock to             --         --       1,529,412            --             --
   be issued ................

Net change in notes and
   interest receivable from
   shareholder and officers..           --         --              --            --             --

Net loss for the fiscal year
   ended January 30, 1999....           --         --              --            --             --
                                 ---------    -------    ------------     ---------    -----------
Balance at January 30, 1999..    8,614,491     86,145      54,440,009     1,512,406     (5,413,002)

Exercise of stock options          282,400      2,824         138,946            --             --
   (unaudited)...............

Beneficial conversion
   feature of notes payable
   (unaudited)...............           --         --         384,615            --             --

Net change in notes and
   interest receivable from
   shareholder and officers
   (unaudited)...............           --         --              --            --             --

Net loss for the thirteen
   weeks ended May 1, 1999
   (unaudited)...............           --         --              --            --             --
                                 ---------    -------    ------------     ---------    -----------
Balance at May 1, 1999
   (unaudited)...............    8,896,891    $88,969    $ 54,963,570     1,512,406    $(5,413,002)
                                 =========    =======    ============     =========    ===========



                                                  NOTES AND
                                                  INTEREST
                                                 RECEIVABLE
                                                     FROM
                                                 SHAREHOLDER
                                  ACCUMULATED        AND
                                    DEFICIT        OFFICERS          TOTAL
                                  ------------     ---------     ------------
Balance at February 3, 1996..     $ (2,602,970)    $(538,065)    $ 44,762,183

Exercise of stock options....               --            --            8,250

Conversion of debentures.....               --            --        2,987,266

Beneficial conversion
   feature of debentures.....               --            --          529,412

Issuance of common stock.....               --            --          956,250

Purchases of treasury stock..               --            --       (2,531,787)

Net change in notes and
   interest receivable from
   Shareholder and officers..               --        (4,791)          (4,791)

Net income for the fiscal
   year ended February 1,            2,074,941            --        2,074,941
   1997......................
                                  ------------     ---------     ------------
Balance at February 1, 1997..         (528,029)     (542,856)      48,781,724

Exercise of stock options....               --            --          117,187

Purchases of treasury stock..               --            --       (1,865,958)

Net change in notes and
   interest receivable from
   Shareholder and officers..               --      (271,459)        (271,459)

Other........................               --            --         (160,092)

Net loss for the fiscal year
   ended January 31, 1998....      (11,432,570)           --      (11,432,570)
                                  ------------     ---------     ------------
Balance at January 31, 1998..      (11,960,599)     (814,315)      35,168,832

Exercise of stock options....               --            --          317,707

Purchases of treasury stock..               --            --         (891,934)

Issuance of common stock.....               --            --          214,221

Proceeds on common stock to                 --            --        1,529,412
   be issued.................

Net change in notes and
   interest receivable from
   Shareholder and officers..               --       272,172          272,172

Net loss for the fiscal year
   ended January 30, 1999....      (18,974,498)           --      (18,974,498)
                                  ------------     ---------     ------------
Balance at January 30, 1999..      (30,935,097)     (542,143)      17,635,912

Exercise of stock options                   --            --          141,770
   (unaudited)...............

Beneficial conversion
   feature of notes payable
   (unaudited)...............               --            --          384,615

Net change in notes and
   interest receivable from

   Shareholder and officers
   (unaudited)...............               --       (10,860)         (10,860)

Net loss for the thirteen
   weeks ended May 1, 1999
   (unaudited)...............       (4,091,866)           --       (4,091,866)
                                  ------------     ---------     ------------
Balance at May 1, 1999
   (unaudited)...............     $(35,026,963)    $(553,003)    $ 14,059,571
                                  ============     =========     ============



          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                PERFUMANIA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               FISCAL YEAR ENDED                         THIRTEEN WEEKS ENDED
                                                 ----------------------------------------------     ---------------------------
                                                  FEBRUARY 1,      JANUARY 31,      JANUARY 30,        MAY 2,         MAY 1,
                                                     1997              1998            1999             1998            1999
                                                 ------------     ------------     ------------     -----------     -----------
                                                (as restated,                                                (unaudited)
                                                  note 11)
Cash flows from operating activities:
Net income (loss) ...........................    $  2,074,941     $(11,432,570)    $(18,974,498)    $(2,771,612)    $(4,091,866)
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
   Provision for deferred taxes .............         380,528               --        1,219,856              --              --
   Capitalized preopening costs .............        (940,550)              --               --              --              --
   Provision for doubtful accounts ..........         500,000        1,730,000               --          30,000          15,000
   Provision/writedown for inventory losses .         190,000        1,810,000        3,764,665              --              --
   Depreciation and amortization ............       3,771,508        4,697,816        4,480,681       1,082,258       1,165,151
   Provisions for impairment of assets ......              --        2,200,000               --              --              --
   Loss on disposition of property and
     equipment ..............................         169,159          314,818        1,034,717              --              --
   Beneficial conversion feature of
     debentures and convertible notes payable         529,412               --               --              --         384,615
   Cumulative effect of change in accounting
     principle, net of tax benefit ..........              --          631,418               --              --              --
   Stock compensation .......................              --               --          214,221              --              --
   Change in operating assets and
     liabilities, (increase) decrease in:
   Trade receivables:
     Customers ..............................         716,959        5,358,686        1,077,626       1,034,806      (1,129,151)
     Affiliates .............................        (653,657)         653,657               --              --              --
   Advances to suppliers ....................        (712,058)      (2,587,318)        (454,265)     (1,359,268)        636,458
   Inventories ..............................     (24,288,235)      10,162,581       15,493,045       2,964,817      (9,889,121)
   Prepaid expenses and other current assets         (707,745)        (184,818)         627,471         220,195        (206,637)
   Tax refund receivable ....................              --         (814,766)         814,766              --              --
   Other assets .............................        (123,998)        (539,266)         406,940         (77,189)            417
   Increase (decrease) in:
   Accounts payable .........................      17,314,213       (5,861,438)        (125,824)      1,122,047       8,448,841
   Advances from customers ..................              --               --               --              --       2,500,000
   Accrued expenses and other liabilities ...       1,088,386        2,908,483        2,356,398        (459,768)       (430,007)
   Income taxes payable .....................       1,321,203         (816,105)         (20,006)       (117,556)       (116,835)
   Long term severance payable ..............              --               --        1,037,859              --         (62,436)
   Negative goodwill ........................              --         (470,000)              --              --              --
                                                 ------------     ------------     ------------     -----------     -----------
   Net cash provided by (used in) operating
     activities .............................         630,066        7,761,178       12,953,652       1,668,730      (2,775,571)
                                                 ------------     ------------     ------------     -----------     -----------
Cash flows from investing activities:
   Additions to property and equipment ......      (7,341,901)      (7,207,114)      (9,495,824)     (2,978,471)       (930,563)
                                                 ------------     ------------     ------------     -----------     -----------
   Net cash used in investing activities ....      (7,341,901)      (7,207,114)      (9,495,824)     (2,978,471)       (930,563)
                                                 ------------     ------------     ------------     -----------     -----------
Cash flows from financing activities:
   Net borrowings under bank line of credit
     and loans payable ......................       7,208,943        2,957,170       (3,677,888)      2,020,558       1,408,409
   Net increase (decrease) in due to related
     parties ................................          90,000         (465,517)        (304,483)         30,486              --
   Principal payments under capital lease
     obligations ............................        (639,892)        (952,805)        (981,916)       (331,578)       (154,529)
   Net advances to shareholder and officers .          (4,791)        (271,459)         272,172        (115,860)        (10,860)
   Issuance of convertible notes payable ....              --               --               --              --       1,996,000
   Issuance of debentures ...................       2,935,361               --               --              --              --
   Proceeds from issuance of common stock ...         956,250               --        2,000,000              --              --
   Proceeds from exercise of stock options ..           8,250          117,187          317,707              --         141,770
   Stock issuance costs .....................              --         (160,092)              --              --              --
   Purchases of treasury stock ..............      (2,531,787)      (1,865,958)        (891,934)       (564,367)             --
                                                 ------------     ------------     ------------     -----------     -----------
   Net cash provided by (used in) financing
     activities ............................        8,022,334         (641,474)      (3,266,342)      1,039,239       3,380,790
                                                 ------------     ------------     ------------     -----------     -----------
Increase (decrease) in cash and cash
   equivalents ..............................       1,310,499          (87,410)         191,486        (270,502)       (325,344)
Cash and cash equivalents at beginning of
   period ...................................         331,028        1,641,527        1,554,117       1,554,117       1,745,603
                                                 ------------     ------------     ------------     -----------     -----------
Cash and cash equivalents at end of period ..    $  1,641,527     $  1,554,117     $  1,745,603     $ 1,283,615     $ 1,420,259
                                                 ============     ============     ============     ===========     ===========



          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                PERFUMANIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS:


         Perfumania, Inc. ("Perfumania") and its subsidiaries (collectively, the "Company") is a specialty retailer and wholesaler of fragrances and related products. The Company's retail stores consist of stores located in regional malls, manufacturer's outlet malls, airports and on a stand-alone basis in suburban strip shopping centers. The number of retail stores in operation at February 1, 1997, January 31, 1998, January 30, 1999 and May 1, 1999 were 262, 285, 289 and 288 respectively.


NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES:

         Significant accounting principles and practices used by the Company in the preparation of the accompanying consolidated financial statements are as follows:

FISCAL YEAR END

         The Company's fiscal year ends the Saturday closest to January 31 to enable the Company's operations to be reported in a manner which more closely coincides with general retail reporting practices and the financial reporting needs of the Company. In the accompanying notes, fiscal year 1996, 1997 and 1998 refers to the year ended February 1, 1997, January 31, 1998 and January 30, 1999, respectively.

MANAGEMENT ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates made by management in the accompanying financial statements relate to the allowance for doubtful accounts, inventory reserves, self insurance health care reserves, long-lived asset impairments and estimated useful lives of property and equipment. Actual results could differ from those estimates.

BASIS OF PRESENTATION


         The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company incurred net losses of approximately $11.4 million, $18.9 and $4.1 million (unaudited) during the fiscal years ended January 31, 1998, January 30, 1999 and the thirteen week period ended May 1, 1999, respectively, and has a working capital deficit of $3.8 million and $5.6 million (unaudited) at January 30, 1999 and May 1, 1999, respectively. In addition, the Company was in violation of certain debt covenants contained in its bank line of credit agreement as of and for the year ended January 30, 1999. These debt covenant violations have been subsequently waived by the bank as of July 14, 1999 (See Note 8). In April 1999 and July 1999, the Company issued a total of $4 million of convertible notes to a group of private investors (See Note 16).

         Management's plan to improve the results of operations include decreasing the number of store openings in 1999, closing a number of its non-profitable stores, improving the effectiveness of its sales promotions practices, continuing to improve the existing merchandise mix and to promote the private label bath, body and cosmetic line, continuing to liquidate slow moving inventories and reducing selling, general and administrative expenses. There is no assurance, however, that the Company will be able to improve its results of operations based on management's plan.

         These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Perfumania and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION


         Revenue from wholesale transactions is recorded upon shipment of inventory. Revenue from retail sales is recorded, net of discounts and estimated returns, upon customer purchase.


ADVANCES TO SUPPLIERS

         Advances to suppliers represent prepayments to wholesale vendors on pending inventory purchase orders.

INVENTORIES


         Inventories, consisting predominantly of finished goods, are stated at the lower of cost or market, cost being determined on a moving average cost basis. The cost of inventory includes product cost and freight charges. Provision for potentially slow moving or damaged inventory is recorded based on management's analysis of inventory levels, turnover ratios, future sales forecasts and through specific identification of obsolete or damaged merchandise.


PROPERTY AND EQUIPMENT

         Property and equipment is carried at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the term of the lease or the estimated useful lives of the improvements, whichever is shorter. Costs of major additions and improvements are capitalized and expenditures for maintenance and repairs which do not extend the useful life of the asset are expensed when incurred. Gains or losses arising from sales or retirements are included in income currently.

PREOPENING EXPENSES


         Prior to fiscal year 1997, the Company capitalized expenses associated with the opening of new retail locations and training of personnel. These costs typically included occupancy costs incurred prior to store opening, travel expenses, store managers' salaries and grand opening costs paid to the mall. The Company amortized these amounts over 18 months.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities", which requires the Company to expense preopening expenses as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998, does not require restatement of prior periods and is applied as of the beginning of the fiscal year in which the SOP is first adopted. The Company early adopted SOP 98-5 in fiscal year 1997 and has reported the initial application as a cumulative effect of a change in accounting principle in the Consolidated Statement of Operations for the year ended January 31, 1998. The effect of the change in accounting principle was to increase the net loss reported for fiscal year 1997 by $631,418 or $0.09 per share.

INCOME TAXES

         Income tax expense is based principally on pre-tax financial income. Deferred tax assets and liabilities are recognized for the difference between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

BASIC AND DILUTED INCOME (LOSS) PER SHARE

         Basic income (loss) per common share is computed by dividing income
(loss) available to common stockholders, after giving effect in fiscal year 1996 to the restatement related to the beneficial conversion feature in connection with convertible debt (Note 11), by the weighted average number of common shares outstanding during the period. Diluted income (loss) per common share includes the dilutive effect of those stock options where the option exercise prices were greater than the average market price of the common shares during the respective fiscal years.

         Basic and diluted earnings per share for income (loss) before cumulative effect of change in accounting principle is computed as follows:

                                                       FISCAL YEAR                        THIRTEEN WEEKS ENDED
                                         -----------------------------------------     --------------------------
                                            1996          1997            1998         MAY 2, 1998    MAY 1, 1999
                                         ----------   ------------    ------------     -----------    -----------
                                        (as restated,                                         (Unaudited)
                                          Note 11)

Numerator:
Income (loss) before cumulative
   effect of change in
   accounting principle.........         $2,074,941   $(10,801,152)   $(18,974,498)    $(2,771,612)   $(4,091,866)
                                         ----------   ------------    ------------     -----------    -----------
Denominator:
Denominator for basic income
   (loss) per share.............          7,183,462      7,025,236       6,659,237       6,560,354      7,364,485
Effect of dilutive securities:
Options to purchase common stock            450,126             --              --              --             --
                                         ----------   ------------    ------------     -----------    -----------
Denominator for dilutive income
   (loss) per share.............          7,633,588      7,025,236       6,659,237       6,560,354      7,364,485
                                         ----------   ------------    ------------     -----------    -----------
Income (loss) per share before
   cumulative effect of change
   in accounting principle:
Basic...........................              $0.29         $(1.54)         $(2.85)         $(0.42)        $(0.56)
                                         ==========   ============    ============     ===========    ===========
Diluted.........................              $0.27         $(1.54)         $(2.85)         $(0.42)        $(0.56)
                                         ==========   ============    ============     ===========    ===========
Antidilutive securities not
   included in the diluted
   earnings (loss) per share
   computation:

Options to purchase common stock          1,472,861      1,724,150         391,222       1,818,150      1,477,075

Exercise price..................      $2.75 - $8.50  $2.75 - $5.63   $0.41 - $2.75   $2.75 - $5.63    $0.41-$3.75



CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures about Fair Value of Financial Instruments" requires disclosure on the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate fair value:

         o The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short-term nature;

         o The Company's bank line of credit, obligations under capital leases and loans payable approximate fair value because they are based on current interest rates and repayment terms of the individual notes, and;

         o Long-term severance payable approximates fair value because discounted cash flows using current interest rates for debt with similar characteristics and maturity were used to estimate its carrying value.

ASSET IMPAIRMENT

         The Company reviews long-lived assets and makes a provision for impairment whenever events or changes in circumstances indicate that the projected cash flows of related activities may not provide for cost recovery. An impairment loss is recorded when the net book value of assets exceeds projected undiscounted future cash flows on a store by store basis.

STOCK BASED COMPENSATION

         The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for stock Issued to Employees ("APB 25"), and provides pro forma disclosure of net income and earnings per share as if the fair value based method prescribed by SFAS 123 had been applied in measuring compensation expense for options granted in 1997 and 1998. In accordance with APB 25 compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

RECLASSIFICATION


         Certain fiscal year 1996 and 1997 amounts have been reclassified to conform with the fiscal year 1998 presentation.


RECENT ACCOUNTING PRONOUNCEMENTS


         In March 1998, the AICPA issued Statement of Financial Position 98-1, ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 provides guidance for capitalization of certain costs incurred in the development of internal-use software and is effective for financial statements for years beginning after December 15, 1998. The Company adopted SOP 98-1 in fiscal year 1998 which did not have a significant impact on the Company's results of operations, cash flows or financial position.

         In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information," which requires the Company to present certain information about operating segments and related information. The Company adopted both statements in fiscal year 1998.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). Among other provisions, SFAS No. 133 establishes accounting the reporting standards for derivative instruments and for hedging activities. It also requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for financial statements for fiscal years beginning after June 15, 2000. Management has not determined the effect, if any, of adopting SFAS No. 133.

NOTE 3 -- ACQUISITION:

         In November 1996, the Company acquired substantially all of the assets of Nature's Elements Holding Corporation ("Nature's") which included the service mark and trade name "Nature's Elements" and the stock of its subsidiary. Prior to the acquisition, all of Nature's liabilities, both at the parent and subsidiary level were transferred to a liquidating trust. Subsequent to the acquisition, the stock of the subsidiary was liquidated and the Company received inventory and store fixtures and assumed the obligation for 34 leases (including 1 seasonal store) for approximately $2.2 million, of which $1.7 million was represented by a note payable. The Company has since closed 11 locations, renovated 18 locations and the remaining locations will either be renovated or subleased by mid 1999. The acquisition was accounted for as a purchase and accordingly, Nature's results are included in the consolidated financial statements since the date of acquisition. The estimated fair value of the acquired assets exceeded the purchase price. The excess of estimated fair value of the assets acquired over cost was $3.5 million of which $3 million reduced the fair value of non-current assets acquired to a zero value and $0.5 million was allocated to negative goodwill, which was reduced to zero in 1997 due to writedown of inventory purchased. The assets and business acquired were not material in relation to consolidated financial statements.

NOTE 4 -- STATEMENTS OF CASH FLOWS:

         Supplemental disclosures of cash flow information:

                                                     FISCAL YEAR ENDED                  THIRTEEN WEEKS ENDED
                                          --------------------------------------    ------------------------
                                          FEBRUARY 1,   JANUARY 31,   JANUARY 30,      MAY 2,         MAY 1,
                                             1997          1998          1999           1998          1999
                                          ----------    ----------    ----------    ----------    ----------
                                                                                      (UNAUDITED)
Cash paid during the period for:
   Interest ..........................    $3,459,563    $4,671,039    $4,830,230    $1,307,562    $1,068,412
   Income taxes ......................    $   71,138    $1,012,000    $   20,000    $  117,556    $       --


         Supplemental disclosures of noncash activities:

         The Company issued in 1996 a $1.7 million note payable due to the acquisition discussed in Note 3.

         In December 1996, the Company entered into an agreement with a vendor whereby approximately $3.6 million of accounts payable was converted to a note payable (see Note 8).

NOTE 5 -- INVENTORIES:

         During fiscal years 1996, 1997 and 1998, the Company recorded a provision of $0.2 million, $1.8 million and $3.8 million, respectively, to reduce the carrying value of certain fragrances the Company intends to liquidate. No amounts were provided for during the thirteen week periods ended May 2, 1998 and May 1, 1999, respectively. These amounts represent management's best estimate of the inventories' net realizable value.

NOTE 6 -- PROPERTY AND EQUIPMENT:

         Property and equipment includes the following:

                                                                                           ESTIMATED USEFUL
                                        JANUARY 31,      JANUARY 30,       MAY 1,               LIVES
                                           1998             1999            1999              (IN YEARS)
                                       ------------     ------------     -----------       ----------------
                                                                         (UNAUDITED)
Furniture, fixtures and equipment .    $ 15,213,721     $ 15,959,500     $17,069,134             5-7
Leasehold improvements ............      14,995,361       21,235,443      21,054,761             10
                                       ------------     ------------     -----------
                                         30,209,082       37,194,943      38,123,895
Less:  Accumulated depreciation and
   amortization ...................     (11,901,842)     (14,014,481)    (15,014,287)
                                       ------------     ------------     -----------
                                       $ 18,307,240     $ 23,180,462     $23,109,608
                                       ============     ============     ===========


NOTE 7 -- NOTES AND INTEREST RECEIVABLE FROM SHAREHOLDER AND OFFICERS:

         Notes and interest receivable from shareholder and officers consists of the following:

                                     JANUARY 31, 1998   JANUARY 30, 1999   MAY 1, 1999
                                     ----------------   ----------------   -----------
                                                                           (unaudited)
Notes and interest receivable
    from officers................        $315,612          $     --          $     --
Note and interest receivable from
    shareholder .................         498,703           542,143           553,003
                                         --------          --------          --------
                                         $814,315          $542,143          $553,003
                                         ========          ========          ========



         The note receivable from shareholder results from the sale of a condominium to the shareholder at its book value in 1991. The shareholder assumed the balance of the related mortgage and issued an unsecured note payable to the Company for $282,519, bearing interest at 9.5%. The note initially matured in December 1993 and has been subsequently renewed through December 2000. Total interest income recognized during fiscal years 1996, 1997 and 1998 was approximately $40,000, $43,000 and $43,000, respectively, and during the thirteen week period ended May 1, 1999 interest income recognized was approximately $11,000 (unaudited). Accrued interest receivable at January 31, 1998, January 30, 1999 and May 1, 1999 amounted to approximately $42,000, $85,000 and $96,000 (unaudited), respectively.

         Purchases of products from a company affiliated through common ownership amounted to $30,735,244, $21,436,855 and $24,333,032, in fiscal year
1996, 1997 and 1998, respectively, and $7,527,721 (unaudited) and $13,027,238
(unaudited) for the thirteen week periods ended May 2, 1998 and May 1, 1999, respectively. The amount due to this company at January 31, 1998, January 30, 1999 and May 1, 1999, was $16,958,163, $15,812,240 and $25,827,932 (unaudited), respectively. Amounts due to this affiliate are non-interest bearing.

         Other income in fiscal year 1996 includes $110,000 of warehousing fees received from an affiliated company.

         Prior to signing an employment agreement effective February 1, 1999, the Company's Chief Executive Officer provided consulting services to the Company. Total consulting expense to this officer was $500,000 during 1998, of which $325,000 was accrued as of January 30, 1999.

NOTE 8 -- BANK LINE OF CREDIT AND NOTES PAYABLE:

         The bank line of credit and notes payable consist of the following:

                                                                       JANUARY 31, 1998    JANUARY 30, 1999    MAY 1, 1999
                                                                       ----------------    ----------------    ------------
                                                                                                                (unaudited)
Bank line of credit, bearing interest at the bank's prime
  rate plus 4% (11.75% at January 30, 1999), interest payable monthly, expiring in April 2001, secured by a pledge of
  substantially all of the Company's assets .......................      $ 31,657,946       $ 30,035,019       $ 32,158,669

Notes payable bearing interest ranging from
  approximately 10.0% - 14.7%, payable in monthly
  installments ranging from $481 to $7,500 including
  interest, through July 1999 secured by equipment ................            61,374             14,928             11,922

Notes payable bearing interest ranging from approximately
  8.5%-10.8%, payable in monthly installments of $109,315,
  including interest, through December 2001, secured by fixtures ..         3,394,396          2,841,267          2,546,436

Note payable bearing interest at approximately
  10.25%, payable in monthly installments of $50,000,
  including interest, with final payment of
  $200,000 in November 1999 (See Note 3) ..........................         1,119,744            727,609            492,252

Note payable bearing interest at approximately
  10.25%, payable in monthly installments of $75,000,
  including interest, with final payment of
  $65,736 in November 2000 (See Note 4) ...........................         2,615,740          1,552,488          1,370,441
                                                                         ------------       ------------       ------------
                                                                           38,849,200         35,171,311         36,579,720
Less:  current portion ............................................       (34,139,766)       (32,800,627)       (34,644,318)
                                                                         ------------       ------------       ------------
Long-term portion .................................................      $  4,709,434       $  2,370,684       $  1,935,402
                                                                         ============       ============       ============



         The aggregate maturities of the bank line of credit and notes payable at January 30, 1999 are as follows:

                       FISCAL YEAR
                       -----------
                          1999              $32,800,627
                          2000                1,698,120
                          2001                  528,540
                          2002                  123,966
                          2003                   20,058
                                            -----------
                                            $35,171,311
                                            ===========


         The Company's $35 million line of credit contains covenants requiring the maintenance of minimum tangible net worth, book value and achieving specified levels of quarterly results of operations. The line of credit also contains limitations on additional borrowings, capital expenditures, number of new store openings, purchases of treasury stock and prohibits distribution of dividends. As of January 30, 1999, the Company was in violation of certain of the above covenants. As a result, the bank can demand payment of the amounts outstanding under the line of credit agreement. In addition, as a result of these violations, the Company incurred the default rate of interest, prime plus 4% (11.75%) beginning December 1998. On July 14, 1999, the Company obtained a waiver of default from the bank through September 30, 1999 as of and for the year ended January 30, 1999. (See Note 16).

         Advances made under the line of credit are based on a formula of eligible inventories and receivables. At January 30, 1999 and May 1, 1999, the Company had available under the line of credit approximately $4,248,000 and $1,476,000 (unaudited), respectively. Advances are secured by a first lien on substantially all of the Company's assets and assignment of a life insurance policy on one of the Company's officers.

         The Company's line of credit is guaranteed to the extent of $3,000,000 each by two stockholders of the Company.

NOTE 9 -- IMPAIRMENT OF ASSETS:

         Based on a review of the Company's retail store locations with negative cash flows, the Company recognized non-cash impairment charges relating to its retail segment of $0.2 million, $2.5 million and $1.0 million during fiscal years ended 1996, 1997 and 1998, respectively. No impairment charges were recognized during the thirteen week periods ended May 2, 1998 and May 1, 1999, respectively. These charges were determined based on the difference between the carrying amount of the assets, representing primarily fixtures and leasehold improvements, at a particular store location in excess of the fair value of the assets on a store by store basis. The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved. These impairment losses are included in "Provision for impairment of assets and store closings," in the accompanying Consolidated Statement of Operations.

NOTE 10 -- INCOME TAXES:

         The (provision) benefit for income taxes is comprised of the following amounts:

                                             FISCAL YEAR ENDED
                             ------------------------------------------------------
                             FEBRUARY 1, 1997  JANUARY 31, 1998   JANUARY 30, 1999
                             ----------------  ----------------   ----------------
Current:
   Federal ...............      $(1,084,088)      $   814,766       $        --
   State .................         (182,244)         (459,000)         (117,550)
                                -----------       -----------       -----------
                                 (1,266,332)          355,766          (117,550)
                                -----------       -----------       -----------
Deferred:
   Federal ...............         (380,399)          346,384        (1,219,856)
   State .................               --                --                --
                                -----------       -----------       -----------
                                   (380,399)          346,384        (1,219,856)
                                -----------       -----------       -----------
Total tax (provision)
   benefit ...............      $(1,646,731)      $   702,150       $(1,337,406)
                                ===========       ===========       ===========



         The income tax provision differs from the amount obtained by applying the statutory Federal income tax rate to pretax income as follows:

                                                                           FISCAL YEAR ENDED
                                                        -----------------------------------------------------
                                                        FEBRUARY 1, 1997   JANUARY 31, 1998  JANUARY 30, 1999
                                                        ----------------   ----------------  ----------------
Benefit (provision) at
   federal statutory rates ..........................      $(1,531,251)      $ 4,066,060       $ 7,161,669

Valuation allowance against current year benefit ....               --                --        (7,161,669)

State taxes .........................................               --                --          (117,550)

Recognized net operating
   loss carryforward ................................          115,810                --                --

(Increase) reduction in the valuation allowance .....               --        (3,405,000)       (1,219,856)

Beneficial conversion
   feature of debentures ............................         (205,000)               --                --

Other ...............................................          (26,290)           41,090                --
                                                           -----------       -----------       -----------
(Provision) benefit for
   income taxes .....................................      $(1,646,731)      $   702,150       $(1,337,406)
                                                           ===========       ===========       ===========



         Net deferred tax assets reflect the tax effect of the following differences between financial statement carrying amounts and tax bases of assets and liabilities:


                                                 JANUARY 31, 1998   JANUARY 30, 1999
                                                 ----------------   ----------------
Assets:
  Net operating losses carryforward ..........      $   244,771       $  7,473,729
  Inventory ..................................        1,944,521          1,923,888
  Property and equipment .....................        1,283,375          1,904,756
  Allowance for doubtful accounts and other ..          319,011            319,011
  Reserves ...................................          714,970            982,601
  Other ......................................          118,208            136,157
                                                    -----------       ------------
Total deferred tax assets ....................        4,624,856         12,740,142
                                                    -----------       ------------

Valuation allowance ..........................       (3,405,000)       (12,740,142)
                                                    -----------       ------------

Net deferred tax assets ......................      $ 1,219,856       $         --
                                                    ===========       ============


         During fiscal year 1998, the Company provided a valuation allowance of $12,740,142 for deferred tax assets as management believes that it is more likely than not that the benefit of the deferred tax asset will not be realized. Realization of future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes.


NOTE 11 -- STOCKHOLDERS' EQUITY:

STOCK SUBSCRIPTION


         In March 1999, the Company entered into Subscription Agreements for the sale of 235,293 shares of the Company's common stock to a group of private investors at the agreed upon price of $8.50 per share. The proceeds of $2 million were received in January 1999. The Subscription Agreements require that the Company file the appropriate registration statements with the Securities and Exchange Commission within six months from the date of the Subscription Agreements to permit the registered resale of the shares by the investors in open market transactions. If on the effective date of the registration statement, the market price is less than $8.50 per share, the Company is obligated to reimburse the investor group the lesser of 1) the product of the difference between $8.50 and the closing bid price of the Company's common stock on the effective date of the registration statement multiplied by the number of shares issued under the Subscription Agreement or 2) the product of $2.00 multiplied by the number of shares issued under the Subscription Agreements. As of January 30, 1999 and May 1, 1999, the potential redeemable amount of $470,588 was recorded as redeemable common equity and the remaining $1,529,412 was recorded as capital in excess of par value in the accompanying balance sheets.


         In March 1996, the Company sold 180,000 shares of common stock for approximately $956,000 in a private placement.

DEBENTURES

         In March 1996, the Company issued $3,000,000 of 5% Convertible Debentures (the "Debentures") in a Regulation S offering to non-U.S. persons. The debentures were convertible into shares of common stock of the Company, at any time after May 21, 1996, at a conversion price for each share of common stock equal to eighty-five percent of the market price of the common stock on the date of conversion, not to exceed $8.50 per share of common stock. The debentures were converted into approximately 918,000 shares of common stock in the second quarter of 1996.


         In a 1997 announcement, the staff of the Securities and Exchange Commission ("SEC") indicated that when debt is convertible at a discount from the then current common stock market price, the discounted amount represents an incremental yield, e.g. a "beneficial conversion feature", which should be recognized as a return to the debt holders. Based on the market price of the Company's debentures at the date of issuance, the debentures issued by the Company had a beneficial conversion feature of $529,412 at such point in time. Because of the SEC announcement, the Company has restated its fiscal year 1996 net income and net income per common share information to reflect such accounting treatment. The net effect of the restatement represents a non-cash interest charge to net income.

STOCK WARRANTS

         In connection with its initial public offering, the Company issued warrants to purchase 150,000 shares of common stock. The warrants were exercisable until December 19, 1996 at an exercise price equal to $12.75. The holders of such warrants attempted to exercise the warrants in fiscal year 1996. The Company disputed the method of determining the exercise price for such warrants which resulted in litigation. During fiscal year 1997, the Company settled the litigation and agreed to issue an aggregate of 85,000 shares of common stock. These shares were issued during the first quarter of fiscal year 1998 and accordingly, the Company recorded an expense of approximately $214,000 which represented the fair value of the common stock on the date of issuance.

PREFERRED STOCK

         The Company's Articles of Incorporation authorize the issuance of up to 1,000,000 shares of preferred stock. The preferred stock may be issued from time to time at the discretion of the Board of Directors without stockholders' approval. The Board of Directors is authorized to issue these shares in different series and, with respect to each series, to determine the dividend rate, and provisions regarding redemption, conversion, liquidation preference and other rights and privileges. As of January 30, 1999, no preferred stock had been issued.

STOCK OPTION PLANS

         Under the Company's Stock Option Plan (the "Stock Option Plan") and Directors Stock Option Plan (the "Directors Plan") (collectively, the "Plans"), 2,500,000 shares of common stock and 60,000 shares of common stock, respectively, are reserved for issuance upon exercise of options. The Company's Board of Directors, or a committee thereof, administers and interprets the Stock Option Plan. The Stock Option Plan provides for the granting of both "incentive stock options" (as defined in Section 422A of the Internal Revenue Code) and non-statutory stock options. Options can be granted under the Stock Option Plan on such terms and at such prices as determined by the Board, except that the per share exercise price of options will not be less than the fair market value of the common stock on the date of grant. Only non-employee directors are eligible to receive options under the Directors Plan. The Directors Plan provides for an automatic grant of an option to purchase 2,000 shares of common stock upon election as a director of the Company and an automatic grant of 4,000 shares of common stock upon such person's re-election as a director of the Company, in both instances at an exercise price equal to the fair value of the common stock on the date of grant.

         During October 1998, the Company offered each employee, who had previously been granted options to purchase the Company's stock, the opportunity to change the option price effective October 27, 1998 (the "Repricing"). Under the terms of the Repricing, all previously granted stock options would be cancelled, and the employee would be granted the same number of options at the fair market value of the Company's common stock on October 27, 1998, which was $0.50 per share. No other terms to the stock options were amended. At the time of the offer, the Company had approximately 80 employees who had been granted options to purchase the Company's common stock with option prices ranging from $2.75 to $6.84. The Repricing plan was accepted by all employees with respect to outstanding stock options.

         The Company uses the measurement prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Had compensation costs for the Company's Plans been determined based on the fair market value at the grant dates of options granted consistent with the method of SFAS 123, the Company's net (loss) income and diluted net (loss) income per share would have been reduced (increased) to the pro forma amounts indicated below:

                                                                             FISCAL YEARS
                                                 --------------------------------------------------------------
                                                          1996                   1997                   1998
                                                 ----------------------      ------------          ------------
                                                 (as restated, Note 11)
Net (loss) income         As reported                 $2,074,941             $(11,432,570)         $(18,974,498)
                          Proforma                    $1,946,867             $(11,939,613)         $(19,735,008)

Diluted net (loss)        As reported                      $0.27                   $(1.63)               ($2.85)
   income per share       Proforma                         $0.26                   $(1.68)               ($2.96)



         In calculating the pro forma net (loss) income and net (loss) income per share for fiscal years 1996, 1997 and 1998, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in fiscal years 1996, 1997 and 1998:

                                                  1996                      1997                        1998
                                              -----------                 -----------                -----------
Expected life (years)............             4 - 7 years                 3 - 7 years                3 - 7 years
Interest rate....................                 6.39%                     6.52%                       6.02%
Volatility.......................                   41%                       39%                        102%
Dividend yield...................                    0%                        0%                          0%



         Options granted under the Stock Option Plan are exercisable after the period or periods specified in the option agreement, and options granted under the Directors Plan are exercisable immediately. Options granted under the Plans are not exercisable after the expiration of 10 years from the date of grant. The Plans also authorize the Company to make loans to optionees to enable them to exercise their options.

         A summary of the Company's option activity, and related information for each of the three fiscal years ended January 30, 1999 follows:

                                                     1996                         1997                       1998
                                        ----------------------------  -------------------------  --------------------------
                                                    WEIGHTED-AVERAGE           WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
                                                         EXERCISE                   EXERCISE                    EXERCISE
                                          SHARES          PRICE        SHARES         PRICE       SHARES         PRICE
                                        ---------    ---------------  -------- ----------------  --------  ----------------
Outstanding at beginning of year...     1,348,800         $3.16      1,494,600        $3.19     1,724,150          $3.18

Granted............................       149,000          3.50        332,750         3.28     1,926,750 (1)      $0.46
Exercised..........................        (2,000)         4.13        (37,500)        3.13      (684,200)          0.45
Cancelled..........................        (1,200)         2.96        (65,700)        3.84    (1,208,100)(1)       2.99
                                        ---------         -----      ---------        -----    ----------          -----

Outstanding at end of year.........     1,494,600         $3.19      1,724,150        $3.18     1,758,600          $0.46
                                        ---------         -----      ---------        -----    ----------          -----

Options exercisable at end of year.     1,475,500         $3.17      1,541,400        $3.14     1,600,275          $0.46
Weighted-average fair value of
   options granted during the year.       149,000         $1.49        332,750        $1.48     1,926,750          $0.46



--------------

(1) Includes 1,130,600 options cancelled and then subsequently re-granted as part of the repricing.

         The following table summarizes information about stock options outstanding at January 30, 1999:

                                             OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
     --------------       ----------------------------------------------------------   ------------------------------
        RANGE OF                                  WEIGHTED-AVERAGE  WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
     EXERCISE PRICE       NUMBER OUTSTANDING       EXERCISE PRICE   CONTRACTUAL LIFE   OUTSTANDING    EXERCISE PRICES
     --------------       ------------------       --------------   ----------------   -----------    ---------------
     $0.41 - $0.50             1,750,600                $0.46               7           1,592,275            $0.46

          $2.75                    8,000                 2.75               7               8,000             2.75
                               ---------                -----             ---           ---------            -----
                               1,758,600                $0.46               7           1,600,275            $0.46
                               ---------                -----             ---           ---------            -----






NOTE 12 -- EMPLOYEE BENEFIT PLANS:


         The Company has a 401(k) Savings and Investment Plan ("the Plan"). Pursuant to such plan, participants may make contributions to the Plan up to a maximum of 15% of total compensation or $9,500 (or such higher amount as is prescribed by the Secretary of the Treasury for cost of living adjustments), whichever is less, and the Company, in its discretion, may match such contributions to the extent of 25% of the first 4% of a participant's contribution. The Company's matching contributions vest over a 5-year period. In addition to matching contributions, the Company may make additional contributions on a discretionary basis in order to comply with certain Internal Revenue Code regulations prohibiting discrimination in favor of highly compensated employees. The Company's matching contributions during fiscal years 1996, 1997 and 1998 and the thirteen week periods ended May 2, 1998 and May 1, 1999 were not significant.


NOTE 13 -- COMMITMENTS AND CONTINGENCIES:

         The Company is self-insured for employee medical benefits under the Company's group health plan. The Company maintains stop loss coverage for individual medical claims in excess of $50,000 and for annual Company medical claims which exceed approximately $2,000,000 in the aggregate. While the ultimate amount of claims incurred are dependent on future developments, in management's opinion, recorded reserves are adequate to cover the future payment of claims. However, it is possible that recorded reserves may not be adequate to cover the future payment of claims. Adjustments, if any, to estimates recorded resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments are known. The self-insurance reserve at January 31, 1998 and January 30, 1999 was approximately $338,000 and $520,000, respectively.

         In the fourth quarter of 1998, the Company entered into severance agreements with two executive officers resulting in a non-recurring charge of approximately $1,900,000. Under the terms of the agreements, both officers will receive severance payments over a three-year term beginning December 1998. The resulting expense is reflected in selling, general and administrative expenses in the accompanying consolidated statements of operation. In addition, as part of the severance agreement with one of the executive officers, the officer received 429,000 shares of common stock at no cost and, accordingly, the Company recorded additional compensation expense of approximately $176,000.

         In February 1999, the Company entered into three-year employment agreements with two of its executive officers. The agreements provide for aggregate annual salaries of approximately $718,000 to these officers subject to the higher of the increase in adjustments for cost-of-living or 5%. The agreements also contain a performance bonus plan and grant of stock options if the Company meets certain net income levels.

         The Company leases space for its office, warehouse and retail stores. The lease terms vary from one to ten years, in some cases with options to renew for longer periods. Various leases contain clauses which adjust the base rental rate by the prevailing Consumer Price Index, as well as additional rent based on a percentage of gross sales in excess of a specified amount.


         Rent expense for fiscal year 1996, 1997, and 1998 approximated $11,223,000, $14,398,000, and $15,972,000, respectively. For the thirteen week periods ended May 2, 1998 and May 1, 1999, rent expense approximated $3,991,000 (unaudited) and $4,068,000 (unaudited), respectively. Future minimum lease commitments under these operating leases at January 30, 1999 are as follows:


             FISCAL YEAR
             -----------
                1999                                               $15,750,000
                2000                                                14,196,000
                2001                                                11,575,000
                2002                                                 8,556,000
                2003                                                 5,855,000
                Thereafter                                          12,908,000
                                                                   -----------
                Total future minimum lease payments                $68,840,000
                                                                   ===========


         The following is a schedule of future minimum lease payments under capital leases together with the present value of the net minimum lease payments, at January 30, 1999:

             FISCAL YEAR
             -----------

                1999                                            $  526,050
                2000                                               265,314
                2001                                               190,485
                2002                                               194,724
                2003                                                 8,774
                                                                ----------
         Total future minimum lease payments........             1,185,347
         Less:  amount representing interest........              (203,308)
                                                                ----------
         Present value of minimum lease payments....               982,039
         Less:  current portion.....................              (419,487)
                                                                ----------
                                                                $  562,552
                                                                ==========

         The depreciation expense relating to capital leases is included in depreciation and amortization expense.

         As of January 30, 1999, the Company had entered into 7 additional store leases at locations under construction.


         In December of 1993, the patent holder and exclusive licensee in the U.S. of Boucheron filed a complaint against the Company in the Southern District of New York for infringing upon their exclusive right to sell the Boucheron bottle and is seeking $1.5 million in damages. The plaintiffs' theory is based on the fact that they have a valid patent for the bottles and that Perfumania's sales of such bottles infringes upon their patent rights. The Company believes that a patent holder cannot in any way control by resort to an infringement suit the resale of a patented article which he has sold. The Company filed a motion to dismiss during February 1994. On March 20, 1995 the Court denied the Company's motion to dismiss and on April 14, 1995, the Company filed its answer to the complaint. Discovery is in progress.


         In the opinion of management and counsel, the ultimate outcome of the aforementioned litigation will not have a material effect on the accompanying financial statements.

         During 1996 and 1997, the Company made sales to L. Luria & Son, Inc. ("Luria's") in the amounts of $2,473,623 and $1,999,823, respectively. The Company wrote off in 1997 receivables from Luria's in the approximate amount of $1,200,000. The Company has been characterized as an insider as defined by the United States Bankruptcy Code, in the liquidating plan of reorganization filed on April 6, 1998 by Luria's in the United States Bankruptcy Court, Southern District of Florida because our Chairman of the Board and Chief Executive Officer was the principal of the entity that controlled Luria's. In October 1998, the committee of unsecured creditors in Luria's bankruptcy proceedings filed a complaint with the United States Bankruptcy Court, Southern District of Florida to recover substantial funds from the Company. The complaint alleges that Luria's made preference payments, as defined by the Bankruptcy Court, to the Company and seeks recovery of said preference payments, as well as disallowing any and all claims of the Company against Luria's until full payment of the preference payments have been made. (See Note 16).

         The Company is also involved in various other legal proceedings in the ordinary course of business.

         Management cannot presently predict the outcome of these matters, although management believes, upon the advice of legal counsel, that the Company would have meritorious defenses and that the ultimate resolution of these matters should not have a materially adverse effect on the Company's financial position or result of operations.

NOTE 14 -- SEGMENT INFORMATION:

         The Company operates in two industry segments, specialty retail sale and wholesale distribution of fragrances and related products. Financial information for these segments is summarized in the following table.

                                                     FISCAL YEAR ENDED                            THIRTEEN WEEKS ENDED
                                       ------------------------------------------------      ----------------------------
                                        FEBRUARY 1,       JANUARY 31,       JANUARY 30,         MAY 2,          MAY 1,
                                           1997               1998             1999              1998            1999
                                       ------------      ------------      ------------      -----------      -----------
                                                                                                     (unaudited)

Net sales to external customers:
Wholesale .......................      $ 30,316,598      $ 34,031,744      $ 40,465,689      $13,467,930      $11,266,754
Retail ..........................       108,603,129       129,561,815       134,789,944       25,000,045       28,134,210
                                       ------------      ------------      ------------      -----------      -----------
Total net sales to external
   customers.....................      $138,919,727      $163,593,559      $175,255,633      $38,467,975      $39,400,964
                                       ============      ============      ============      ===========      ===========
Intersegment sales:
Wholesale .......................      $ 77,956,573      $ 80,022,607      $ 18,477,729      $ 2,760,767      $14,484,486
Retail ..........................                --                --                --               --               --
                                       ------------      ------------      ------------      -----------      -----------
  Total intersegment sales ......      $ 77,956,573      $ 80,022,607      $ 18,477,729      $ 2,760,767      $14,484,486
                                       ============      ============      ============      ===========      ===========
Cost of goods sold:
Wholesale .......................      $ 22,702,968      $ 26,090,395      $ 32,920,317      $10,280,190      $ 9,072,744
Retail ..........................        56,256,785        71,529,423        77,718,115       13,382,268       15,075,051
                                       ------------      ------------      ------------      -----------      -----------
  Total cost of goods sold ......      $ 78,959,753      $ 97,619,818      $110,638,432      $23,662,458      $24,147,795
                                       ============      ============      ============      ===========      ===========
   Gross profit:
Wholesale .......................      $  7,613,630      $  7,941,349      $  7,545,372      $ 3,187,740      $ 2,194,010
Retail ..........................        52,346,344        58,032,392        57,071,829       11,617,777       13,059,159
                                       ------------      ------------      ------------      -----------      -----------
  Total gross profit ............      $ 59,959,974      $ 65,973,741      $ 64,617,201      $14,805,517      $15,253,169
                                       ============      ============      ============      ===========      ===========
   Inventories:
Wholesale .......................      $ 32,051,346      $ 20,368,792      $  8,227,522      $16,500,647      $11,049,365
Retail ..........................        53,059,077        52,769,050        45,652,610       53,672,378       52,719,888
                                       ------------      ------------      ------------      -----------      -----------
  Total inventories .............      $ 85,110,423      $ 73,137,842      $ 53,880,132      $70,173,025      $63,769,253
                                       ============      ============      ============      ===========      ===========
   Depreciation and amortization:
Retail ..........................      $  3,771,508      $  4,697,816      $  4,480,681      $ 1,082,258      $ 1,165,151
                                       ------------      ------------      ------------      -----------      -----------
                                       $  3,771,508      $  4,697,816      $  4,480,681      $ 1,082,258      $ 1,165,151
                                       ============      ============      ============      ===========      ===========
   Capital expenditures:
Retail ..........................      $  6,798,159      $  6,831,944      $  8,849,837      $ 2,978,471      $   930,563
                                       ------------      ------------      ------------      -----------      -----------
                                       $  6,798,159      $  6,831,944      $  8,849,837      $ 2,978,471      $   930,563
                                       ============      ============      ============      ===========      ===========


         An unaffiliated customer of the wholesale segment accounted for approximately 11%, 8%, 6%, 23% (unaudited) and 13% (unaudited) of the consolidated net sales in fiscal year 1996, 1997, 1998 and the thirteen week periods ending May 2, 1998 and May 1, 1999, respectively, and 18%, 0% and 0% (unaudited) of the consolidated net trade accounts receivable balance at January 31, 1998, January 30, 1999 and May 1, 1999, respectively.

         In fiscal year 1996, 1997, 1998 and the thirteen week periods ending May 2, 1998 and May 1, 1999, the wholesale segment included foreign sales of approximately $3.8 million, $1.7 million, $2.9 million, $0.5 million (unaudited) and $0.1 million (unaudited), respectively.

NOTE 15 -- QUARTERLY FINANCIAL DATA (UNAUDITED):

         The following table sets forth the Company's unaudited quarterly summarized financial data for the periods indicated (dollar amounts are in thousands). Certain of the quarterly information has been restated, as described below.

                                                         FISCAL YEAR 1997
                                    --------------------------------------------------------
                                    1ST QTR          2ND QTR        3RD QTR          4TH QTR
                                    --------        --------        --------        --------
Wholesale division ...........      $  6,541        $  8,333        $  8,590        $ 10,568
Retail division ..............        23,447          28,952          30,185          46,978
Total net sales ..............        29,988          37,285          38,775          57,546
Gross profit .................        12,906          15,628          15,913          21,527
Loss before cumulative
   effect of change in
   accounting principle ......        (1,998)           (457)         (1,226)         (7,122)
Cumulative effect of
   change in accounting ......          (632)             --              --              --
   principle
Net loss .....................        (2,630)           (457)         (1,226)         (7,122)
Basic loss per common share:
Loss before cumulative
   effect of change in
   accounting principle ......      $  (0.28)       $  (0.06)       $  (0.17)       $  (1.05)
Cumulative effect of
   change in accounting
   principle .................         (0.09)             --              --              --
Net loss .....................      $  (0.37)       $  (0.06)       $  (0.17)       $  (1.05)
Diluted loss per common share:
Loss before cumulative
   effect of change in
   accounting principle ......      $  (0.28)       $  (0.06)       $  (0.17)       $  (1.05)
Cumulative effect of
   change in accounting ......      $  (0.09)             --              --              --
   principle
Net loss .....................      $  (0.37)       $  (0.06)       $  (0.17)       $  (1.05)
% of total net sales for
   fiscal year ...............          18.3%           22.8%           23.7%           35.2%
# of retail stores at end
   of each period ............           270             271             283             285
Net loss as previously
   reported ..................      $ (2,039)       $   (498)       $   (878)       $ (7,555)
Cumulative effect of
   change in accounting
   principle .................          (564)             68             121              21
Provision for doubtful
   accounts ..................            --              --            (700)            700
Income tax (provision)
   benefit....................           (27)            (27)            231            (288)
Net loss as adjusted .........      $ (2,630)       $   (457)       $ (1,226)       $ (7,122)


                                                       FISCAL YEAR 1998
                                    --------------------------------------------------------
                                     1ST QTR         2ND QTR        3RD QTR         4TH QTR
                                    --------        --------        --------        --------
Wholesale division ...........      $ 13,468        $ 10,235        $  6,993        $  9,770
Retail division ..............        25,000          29,450          30,091          50,249
Total net sales ..............        38,468          39,685          37,084          60,019
Gross profit .................        14,806          16,511          15,020          18,280
Loss before cumulative
   effect of change in
   accounting principle ......        (2,772)         (1,273)         (3,859)        (11,070)
Cumulative effect of
   change in accounting ......            --              --              --              --
   principle
Net loss .....................        (2,772)         (1,273)         (3,859)        (11,070)
Basic loss per common share:
Loss before cumulative
   effect of change in
   accounting principle ......      $  (0.42)       $  (0.20)       $  (0.59)       $  (1.64)
Cumulative effect of
   change in accounting
   principle .................            --              --              --              --
Net loss .....................      $  (0.42)       $  (0.20)       $  (0.59)       $  (1.64)
Diluted loss per common share:
Loss before cumulative
   effect of change in
   accounting principle ......      $  (0.42)       $  (0.20)       $  (0.59)       $  (1.64)
Cumulative effect of
   change in accounting ......            --              --              --              --
   principle
Net loss .....................      $  (0.42)       $  (0.20)       $  (0.59)       $  (1.64)
% of total net sales for
   fiscal year ...............          21.9%           22.6%           21.2%           34.3%
# of retail stores at end
   of each period ............           284             287             294             289
Net loss as previously
   reported ..................      $ (2,772)       $ (1,273)       $ (3,859)       $(11,070)
Cumulative effect of
   change in accounting
   principle .................            --              --              --              --
Provision for doubtful
   accounts ..................            --              --              --              --
Income tax (provision)
   benefit....................            --              --              --              --
Net loss as adjusted .........      $ (2,772)       $ (1,273)       $ (3,859)       $(11,070)




         As disclosed in Note 2, the Company changed its method of accounting for preopening expenses in 1997 and has reported the initial applications as a cumulative effect of a change in accounting principle. Accordingly, the Company's net loss and net loss per common share for all quarters in 1997 in the above table has been restated to reflect this change.


         During the fourth quarter of fiscal year 1997 and 1998, the Company recorded a reserve for inventory losses of approximately $1.8 million and $3.8 million, respectively (see Note 5).


NOTE 16 -- EVENTS SUBSEQUENT TO THE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS (UNAUDITED):

         In April 1999, the Company entered into a Securities Purchase Agreement whereby it issued an aggregate of $2 million worth of the Company's Series A Convertible Notes (the "Notes"), which are convertible into common stock. The Notes contain a beneficial conversion feature of approximately $385,000 which will be taken by the Company as a non-cash interest charge to income in the first quarter of fiscal year 1999. The agreement requires the Company to file a registration statement with the Securities and Exchange Commission within forty-five days after the date of issuance of the convertible notes.

         In April 1999, perfumania.com, inc., a wholly-owned subsidiary of the Company, announced that it intends to make an initial public offering of its common stock. perfumania.com, inc. plans to raise approximately $25 - $32 million representing approximately 53% of the common stock to be outstanding following the offering.

perfumania.com, inc. is offering 3,500,000 shares of its common stock, which includes 1,000,000 shares held by the Company. A registration statement for the offering was filed on June 4, 1999, and the offering should be completed as soon as practicable after the registration statement becomes effective. The net proceeds of the offering will be used for working capital and other general corporate purposes and also repayment of any outstanding indebtedness to the Company as well as reduction of the outstanding balance in the Company's bank line of credit.

         On July 14, 1999, the Company obtained a waiver of default from the bank though September 30, 1999 as of and for the year ended January 30, 1999. Future outstanding borrowings will bear interest at the prime rate plus four percent. The bank agreed to less restrictive covenants provided that certain events commence prior to September 30, 1999. One such event includes that perfumania.com, inc. (a wholly-owned subsidiary) is to receive at least $10 million from a contemplated initial public offering of its shares, of which at least $2 million is to be repaid to the Company.

         In July 1999, the Company agreed with the committee of unsecured creditors to settle all claims held by Luria's against us for the sum of $1.2 million, payable over the next nine months according to a repayment schedule. This settlement is subject to the approval of the Bankruptcy Court. The full amount of the settlement was accrued for in the Company's financial statements as of January 31, 1998, January 30, 1999 and May 1, 1999.

         In July 1999, the Company entered into a Securities Purchase Agreement and issued an aggregate of $2 million worth of our Series B Convertible Notes, which are convertible into common stock. The Notes contain a beneficial conversion feature of approximately $637,500 which will be taken by the Company as a non-cash interest charge to income in the second quarter of fiscal year 1999. The agreement requires the Company to file a registration statement with the Securities and Exchange Commission within forty-five days after the date of issuance of the convertible notes. The Conversion Price is the lower of (A) $3.40625 per share, subject to adjustment and (B) the floating conversion price determined by multiplying (1) the average closing bid price of the common stock for the three trading days immediately preceding the date of determination, by
(2) 80%, subject to adjustment. The conversion price may be adjusted pursuant to antidilution provisions in the convertible note.

         In July 1999, the Company's Board of Directors approved the transfer of 1,512,406 shares of the Company's treasury stock to a company affiliated through common ownership in consideration for a partial reduction of the Company's outstanding trade receivable balance of approximately $4.5 million. The transfer price was based on a per share price of $2.98, which approximates 90% of the closing price on the Company's common stock for the previous 20 business days. In connection with the transfer of the shares, the parties are currently negotiating a registration rights agreement whereby the affiliate would be able to demand registration of the shares with the Securities and Exchange Commission at any time after February 29, 2000.

                                  SCHEDULE S-1

                                PERFUMANIA, INC.
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                      ADDITIONS
                                                      ---------

                              BALANCE AT
                             BEGINNING OF   CHARGED TO COSTS     CHARGED TO                              BALANCE AT
       DESCRIPTION             PERIOD         AND EXPENSES     OTHER ACCOUNTS          DEDUCTIONS       END OF PERIOD
       -----------             ------         ------------     --------------          ----------       -------------
For the year ended
February 1, 1997:

Accounts receivable         $   472,804      $  500,000           $     --           $  (724,418)(1)      $   248,386
Inventory                       750,000         190,000                 --                    --              940,000

For the year ended
January 31, 1998:

Accounts receivable             248,386       1,730,000                 --            (1,273,432)(1)          704,954
Inventory                       940,000       1,810,000                 --                    --            2,750,000
Self-insurance                       --         297,710            187,449(2)           (146,937)(3)          338,222
Deferred tax asset
 valuation allowance                 --       3,405,000                 --                    --            3,405,000

For the year ended
January 30, 1999:

Accounts receivable             704,954              --                 --                    --              704,954
Inventory                     2,750,000       3,764,665                 --            (2,351,414)(4)        4,163,251
Self-insurance                  338,222       1,295,410            541,484(2)         (1,654,491)(3)          520,625
Deferred tax asset
 valuation allowance          3,405,000       9,335,142                 --                    --           12,740,142

For the thirteen weeks
ended May 1, 1999:

Accounts Receivable             704,954          15,000                 --                    --              719,954
Inventory                     4,163,251              --                 --              (440,327)(4)        3,722,924
Self-insurance                  520,625         172,402            178,528(2)           (358,890)(3)          512,665
Deferred tax asset
 valuation allowance         12,740,142              --                 --                    --           12,740,142

(1)      Represents amounts written off against accounts receivable.
(2)      Represents employee contributions.
(3)      Represents benefit/premium payments.
(4)      Represents amounts written off against inventory.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission Registration Fee................................................         $2,730
Legal Fees and Expenses............................................................................         45,000
Accounting Fees and Expenses.......................................................................         40,000
Printing and Engraving Expenses....................................................................         10,000
Fees and Expenses (including Legal Fees) for qualifications under State Securities Laws............              0
Registrar and Transfer Agents Fees and Expenses....................................................          3,500
Miscellaneous......................................................................................         49,707
                                                                                                           -------
    Total..........................................................................................        150,937
                                                                                                           =======


         All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law whether now or hereafter. The Registrant has entered or will enter into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         In July 1999, we entered into a Securities Purchase Agreement and issued an aggregate of $2 million worth of our Series B Convertible Notes, which are convertible into common stock. The Notes contain a beneficial conversion feature of approximately $637,500 which will be taken by us as a non-cash interest charge to income in the second quarter of fiscal year 1999. The agreement requires us to file a registration statement with the Securities and Exchange Commission within forty-five days after the date of issuance of the convertible notes. The Conversion Price is the lower of (A) $3.40625 per share, subject to adjustment and (B) the floating conversion price determined by multiplying (1) the average closing bid price of the common stock for the three trading days immediately preceding the date of determination, by (2) 80%, subject to adjustment. The conversion price may be adjusted pursuant to antidilution provisions in the convertible note. If the conversion price decreases, we are obligated to issue additional shares of common stock.

         In April 1999, we entered into a Securities Purchase Agreement and issued an aggregate of $2 million worth of our Series A Convertible Notes, which are convertible into common stock. The agreement requires us to file a registration statement with the Securities and Exchange Commission within forty-five days after the date of issuance of the convertible notes. The conversion price is the lower of (A) $4.35 per share, subject to adjustment and
(B) the floating conversion price determined by multiplying (1) the average closing bid price of the common stock for the three trading days immediately preceding the date of determination, by (2) 80%, subject to adjustment. The conversion price may be adjusted pursuant to antidilution provisions in the convertible note.

         In March 1999, Perfumania entered into subscription agreements for the sale of 235,293 shares of Perfumania's common stock to a group of private investors at an agreed upon price of $8.50 per share. The proceeds of $2 million were received in January 1999. The subscription agreements require that we file the appropriate registration statements with the Securities and Exchange Commission within six months from the date of the subscription agreements to permit the registered resale of the shares by the investors in open market transactions. If on the effective date of the registration statement, the market price is less than $8.50 per share, we are obligated to reimburse the investor group the lesser of 1) the product of the difference between $8.50 and the closing bid price of our common stock on the effective date of the registration statement multiplied by the number of shares issued under the subscription agreements or 2) the product of $2.00 multiplied by the number of shares issued under the subscription agreements. As of January 31, 1999, the potential redeemable amount of $470,588 was recorded as redeemable common equity and the remaining $1,529,412 was recorded as capital in excess of par value in the accompanying balance sheets.


         On March 21, 1996, we sold 180,000 shares of common stock for approximately $956,000 in a private placement.

         On March 25, 1996, we issued $3,000,000 of 5% Convertible Debentures (the "Debentures") in a Regulation S offering to non-U.S. persons. The debentures were convertible at any time after May 21, 1996 into shares of our common stock, at a conversion price for each share of common stock equal to eighty-five percent of the market price of the common stock on the date of conversion, not to exceed $8.50 per share of common stock. The debentures were converted to approximately 918,000 shares of our common stock in the second quarter of fiscal 1996. See Note 11 of the consolidated financial statements.

         The foregoing securities were all issued without registration under the Securities Act of 1933, as amended, by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving public offering, each recipient of such securities having consented to the imposition of restrictive legends upon the certificates evidencing such securities.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) EXHIBITS

  EXHIBIT
   NUMBER                                          DESCRIPTION
   ------                                          -----------
    3.1       Amended and Restated Articles of Incorporation                                               (1)
    3.2       Bylaws                                                                                       (2)
    4.1       Warrant Agreement between the Company and Josephthal, Lyon & Ross Incorporated               (3)
    5.1       Opinion of Greenberg Traurig, P.A.                                                           (9)
   10.3       Amendments to the Loan and Security Agreements between the Company and LaSalle               (4)
                   National Bank dated July 29, 1994, and September 30, 1994
   10.4       Amendments to the Loan and Security Agreements between the Company and LaSalle               (5)
                   National Bank dated March 29, 1996
   10.5       1991 Stock Option Plan, as amended                                                           (5)
   10.6       1992 Directors Stock Option Plan, as amended                                                 (5)
   10.7       Regulation S 5% Convertible Debentures Agreement                                             (5)
   10.8       Regulation S Stock Subscription Agreement                                                    (5)
   10.9       Amendments to the Loan and Security Agreements between LaSalle National Bank dated
                   April 16, 1997                                                                          (6)



  EXHIBIT
   NUMBER                                          DESCRIPTION
   ------                                          -----------
   10.10      Executive Employment Agreements and Separation Agreements                                    (7)
              (a)      Employment Agreement, dated as of June 21, 1996, between the Company and
                       Claire Fair
              (b)      Employment Agreement, dated as of August 11, 1997, between the Company and
                       Marc Finer
              (c)      Employment Agreement, dated as of February 1, 1999, between the Company and
                       Jerome Falic
              (d)      Employment Agreement, dated as of February 1, 1999, between the Company and
                       Ilia Lekach
              (e)      Separation Agreement, dated December 1, 1998, between the Company and Ron
                       Friedman
              (f)      Separation Agreement, dated January 29, 1999, between the Company and Simon
                       Falic

   10.11      Form of Subscription Agreement, dated March 22, 1999, between the Company and the
                   investors set forth therein                                                             (8)
   10.12      Securities Purchase Agreement, dated April 28, 1999, between the Company and the
                   investors set forth therein                                                             (8)

   10.13      Securities Purchase Agreement, dated July 8, 1999, between the Company and the
                   investors set forth therein                                                             (9)

   21.1       Subsidiaries of the Registrant                                                               (5)
   23.1       Consent of PricewaterhouseCoopers LLP                                                        (9)
   24.0       Reference is made to the Signatures section of this Registration Statement for the
                   Power of Attorney contained therein.                                                    (8)
   27.1       Financial Data Schedule for the fiscal year ended January 30, 1999                           (8)
   27.2       Financial Data Schedule for the fiscal year ended January 31, 1998                           (8)
   27.3       Financial Data Schedule for the fiscal year ended February 1, 1997                           (8)

----------

(1) Incorporated by reference to the exhibit of the same description filed with the Company's 1993 Form 10-K (filed April 28, 1994).

(2) Incorporated by reference to the exhibit of the same description filed with the Company's Registration Statement on Form S-1 (No. 33-46833).

(3) Incorporated by reference to the exhibit of the same description filed with the Company's Registration Statement on Form S-1 (No. 33-43556).

(4) Incorporated by reference to the exhibit of the same description filed with the Company's 1994 Form 10-K (filed April 20, 1995).

(5) Incorporated by reference to the exhibit of the same description filed with the Company's 1995 Form 10-K (filed April 26, 1996).

(6) Incorporated by reference to the exhibit of the same description filed with the Company's 1996 Form 10-K (filed May 2, 1997).

(7) Incorporated by reference to the exhibit of the same description filed with the Company's 1998 Form 10-K/A (filed on May 28, 1999).


(8) Incorporated by reference to the exhibit of the same description filed with the Company's Registration Statement on Form S-1 (No. 333-80525).


(9)      Filed herewith.

         (b) Financial Statement Schedules:

         Valuation and Qualifying Accounts


ITEM 17.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof, and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been, settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 31st day of August, 1999.

                                      PERFUMANIA, INC.



                                      By: /s/ Ilia Lekach
                                         --------------------------------------
                                         Ilia Lekach, Chairman of the Board and
                                         Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                         TITLE                                 DATE
                ---------                                         -----                                 ----


/s/ Ilia Lekach
------------------------------------       Chairman of the Board and Chief Executive Officer       August 31, 1999
Ilia Lekach                                (Principal Executive Officer)


/s/ Jerome Falic*
------------------------------------       President and Vice Chairman of the Board                August 31, 1999
Jerome Falic


/s/ Donovan Chin*
------------------------------------       Chief Financial Officer and Director (Principal         August 31, 1999
Donovan Chin                               Financial and Accounting Officer)


/s/ Marc Finer*
------------------------------------       President of the Retail Division and Director           August 31, 1999
Marc Finer


/s/ Robert Pliskin*
------------------------------------       Director                                                August 31, 1999
Robert Pliskin


/s/ Carole Ann Taylor*
------------------------------------       Director                                                August 31, 1999
Carole Ann Taylor


/s/ Horatio Groisman*
------------------------------------       Director                                                August 31, 1999
Horatio Groisman, M.D.



*By: /s/ Ilia Lekach
     -------------------------------
     Ilia Lekach,
     Attorney in fact
